Exhibit 10.2

Harvard Real Estate Services ● Holyoke Center, Suite 800

Cambridge, Massachusetts 02138-3826

LEASE

Between

HARVARD REAL ESTATE – ALLSTON, INC.

as Landlord

and

SNBL USA, LTD.

as Tenant

Dated as of June 25, 2009

TABLE OF CONTENTS

ARTICLE 1.0 PARTIES, PREMISES, AND DEFINITIONS		1
Section 1.1 Parties, Premises, Term, Rent		1
Section 1.2 Other Definitions		2
Section 1.3 Interpretation		5
ARTICLE 2.0 LEASING CLAUSES		5
Section 2.1 Grant of Lease		5
Section 2.2 Encumbrances, Common Facilities, Exceptions, and Reservations		5
Section 2.3 Use		5
Section 2.4 Lease Term, Possession		6
ARTICLE 3.0 RENT		6
Section 3.1 Payment of Rent, General		6
3.1.1	Independent Covenant to Pay Rent	6
3.1.2	Application of Payments	7
3.1.3	Late Payments	7
Section 3.2 Basic Rent		7
3.2.1	Proration for Partial Months	7
3.2.3	Basic Rent	7
Section 3.3 Additional Rent		7
Section 3.4 Expense Allocation		7
4.1	Quiet Enjoyment	12
4.2	Landlord Services	12
ARTICLE 5.0 COVENANTS		13
Section 5.1 Tenant’s Covenants		13
5.1.1	Consumption of Utilities	13
5.1.2	Care of Premises	13
5.1.3	Sidewalks	13
5.1.4	Overloading, Nuisance, Flammables, Increase in Insurance Premiums	13
5.1.5	No Obstruction; Rules and Regulations	14
5.1.6	Janitorial Service	14
5.1.7	Compliance with Laws; Safety; Health	14
5.1.8	Landlord’s Consent Required for Tenant’s Construction Work	15
5.1.9	Licenses and Permits	16
5.1.10	No Violation, No Disturbance	16
5.1.11	Use, Continuous Use	16
5.1.12	Keys	16
5.1.13	Security Alarm	16
5.1.14	Hazardous Materials	16
5.1.15	Glass	17
5.1.16	No Interference	18
5.1.17	Energy Conservation	18

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Landlord and Tenant hereby covenant and agree as follows:

ARTICLE 1.0 PARTIES, PREMISES, AND DEFINITIONS

Section 1.1 Parties, Premises, Term, Rent. The parties to this Lease (“Landlord” and “Tenant”) and the premises (“Premises”) leased hereby are as follows:

Landlord: Harvard Real Estate – Allston, Inc., a Massachusetts corporation, its successors and assigns.

Tenant: SNBL USA, Ltd.

Tenant’s Mailing Address: 6605 Merrill Creek Parkway, Everett, WA 98203, Attn: President

Tenant’s Business Name: 6605 Merrill Creek Parkway, Everett, WA 98203

Date of this Lease: June     , 2009

Premises: Approximately 4,348 rentable square feet located in the Building, as shown on Exhibit D attached thereto. At any time prior to the Rent Commencement Date, Tenant reserves the right, at Tenant’s sole cost and expense, to have the Premises re-measured, using the BOMA standard for measuring office space, and to submit any proposed recalculation of the Premises rentable square footage to Landlord for Landlord’s review and approval, not to be unreasonably withheld, conditioned or delayed. In the event of an adjustment in the Premises rentable square footage, Landlord and Tenant shall each execute and deliver an amendment to this Lease, adjusting the rentable square footage, Tenant’s Proportionate Share, Basic Rent and the Tenant Improvement Allowance. In the event Landlord has paid to Tenant all or a portion of the Tenant Improvement Allowance as set forth in Section 10.2 hereof in an amount in excess of the adjusted Tenant Improvement Allowance, Tenant shall pay to Landlord, as Additional Rent within thirty (30) days of such adjustment, an amount equal to such excess. In the event Tenant’s re-measurement of the Premises rentable square footage results in an increase in the Tenant Improvement Allowance, the time limit for Tenant to submit a request for reimbursement from the Tenant Improvement Allowance, as set forth in Section 10.2 shall be extended for a period of thirty (30) days following such adjustment of the Tenant Improvement Allowance.

Land: The land known and numbered as 1320 Soldiers Field Road, Boston, Massachusetts

Lease Commencement Date: The earlier to occur of (a) the date upon which Tenant obtains a building permit for the construction of tenant improvements in accordance with the space plan attached hereto as Exhibit D, or (b) August 1, 2009.

Lease Expiration Date: The last day of the calendar month in which the tenth (10th) anniversary of the Lease Commencement Date occurs.

Rent Commencement Date: The earlier to occur of (a) the date four (4) months after the issuance of a certificate of occupancy for the Premises or (b) May 1, 2010.

Permitted Uses: General office uses, laboratory uses, and no other uses.

Tenant’s Proportionate Share: Twenty three and 56/100 percent (23.56%), which percentage has been determined by dividing the number of rentable square feet in the Premises by the Total Building Rentable Square Footage and multiplying the resulting quotient by one hundred (100).

Total Building Rentable Square Footage: For purposes of determining Tenant’s Proportionate Share, the Building shall be deemed to contain a total of 18,453 rentable square feet.

Section 1.2 Other Definitions. As used herein, the following terms have the following meanings.

Additional Rent: See Section 3.3

Authorizations: All franchises, licenses, permits, approvals, variances, certificates, special permits, and other consents issued by Governmental Authorities pursuant to Legal Requirements that are or may be required for, or applicable to, the use and occupancy of the Premises, the conduct or continuation of one or more of the Permitted Uses therein, or the repair and restoration of the Premises, the Land, or the Building.

Bankruptcy Code: The federal Bankruptcy Code, 11 U.S.C. Sections 101-151326 & app., as the same may hereafter be amended, or any other federal bankruptcy law hereafter enacted.

Basic Rent: See Section 3.2.

Breach: The existence of any failure by Tenant to pay or perform any of its duties under this Lease (whether or not Landlord has given Tenant notice of such failure), whether or not occurring or ongoing during the period specified in this Lease for Tenant’s cure of such failure.

Broker: Collectively, Jones Lang LaSalle Americas, Inc. and The Columbia Group Realty Advisors, Inc.. See Section 9.1.

Building: The entire building, if any, now or hereafter located on the Land, in which the Premises are located, including all improvements and alterations thereof and equipment and facilities used in connection therewith, whether now or hereafter existing.

Business Day, Business Days: Days other than Saturdays, Sundays, and legal holidays on which banks are closed in the municipality wherein the Premises are located.

Common Facilities: The facilities that serve the Premises and that are located in the Building or in, on, or above the Land, including alleys, sidewalks, parking areas, driveways, lobbies, hallways, toilets, stairways, shaftways, street entrances, and elevators.

Environmental Law: The following laws (as well as the regulations promulgated with respect to such laws) (i) Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (ii) Federal Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq, (iii) Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq, (iv) Hazardous Materials Transportation Act (“HMTA”), 49 U.S.C. Section 5101 et seq., (v) Massachusetts Oil and Hazardous Material Release Prevention and Response Act, M.G.L. c. 21E (“21E”), (vi) Massachusetts Hazardous Waste Management Act, M.G.L c. 21C, and (vii) Massachusetts Clean Waters Act, M.G.L. c. 21, Section 26 et seq., as any of the foregoing may be amended from time to time, as well as other and subsequently enacted or adopted environmental protection Legal Requirements.

Event of Default: An uncured Breach by Tenant that gives Landlord the right to terminate this Lease. See Article 6.0.

Extension Term: A portion of the Lease Term constituting a term of five years commencing on the day immediately following the Lease Expiration Date, if this Lease is validly extended under Article 11.0.

Fiscal Year: Landlord’s annual accounting period ending on June 30 each year, or such other fiscal year as Landlord may from time to time adopt.

Governmental Authority: The United States of America, The Commonwealth of Massachusetts, the municipality in which the Premises are located, the county in which said municipality is located, and any political subdivision of any of them and any agency, department, commission, authority, court, board, bureau, or instrumentality of any of them.

Hazardous Material: Any pollutant, contaminant, hazardous or toxic substance, material, or waste or any oil, petroleum, or petroleum derivative that is or becomes regulated by any Environmental Law.

Insurance Requirements: All terms and provisions of any policy of insurance maintained by Landlord or Tenant and applicable to all or any part of the Land, the Building, or the Premises, and all requirements of the issuer of any such policy and all orders, rules, regulations, and other requirements of the National Board of Fire Underwriters (and any other body exercising similar functions) applicable to or affecting any condition, operation, use, or occupancy of the Land, the Building, the Premises, the sidewalks adjoining the Land, or any part or parts of either.

Involuntary Rate: 18% per annum (which is a daily rate of .0493150685%), but if such interest rate should ever exceed that permitted by law, then the Involuntary Rate shall be the highest interest rate permitted by law.

Late Payments: See Section 3.1.3.

Lease Term: The period commencing on the Lease Commencement Date and ending on the Lease Expiration Date, as may be extended or earlier terminated as set forth herein.

Lease Year: The Year-long period commencing on the Lease Commencement Date and each successive Year-long period of the Lease Term commencing on an anniversary of the Lease Commencement Date.

Legal Requirements: All statutes, codes, acts, rules, regulations, by-laws, and ordinances, including zoning by-laws and ordinances, building, health, and safety codes, historic preservation laws, and environmental protection laws, all executive orders and other administrative orders, the terms and conditions of all Authorizations, and all judgments, decrees, injunctions, and other judicial orders of or by any Governmental Authority that may at any time be applicable to parts or appurtenances of the Premises, the Land, or the Building, or the sidewalks adjoining the Land, or to any condition or use thereof.

Minimum Liability Insurance Coverage: $2,000,000. See Section 9.7.

Person: A natural person, or a legal entity, such as a corporation, limited, general, or limited liability trust, association, or other business entity.

Prime Rate: The prime commercial rate or “base rate” of interest, so-called, as announced from time to time by State Street Bank and Trust Company to be in effect at its principal office in Boston, Massachusetts, or, if discontinued, the “Prime Rate” as calculated and published by The Wall Street Journal, or if discontinued, such other standard as shall then be recognized by the banking community as having replaced the “prime rate.”

Removable FETI: See Section 5.1.8 and Section 9.24.1.

Rent: The sum of Basic Rent and Additional Rent.

Rent Payment Address: c/o Harvard Real Estate Services, Holyoke Center, Suite 800, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138-3826.

Rent Payment Day: See Section 3.1.2.

Rules and Regulations: See Section 5.1.5.

Security Deposit: $5,800. See Article 8.

Tenant Construction Work: See Section 5.1.8.

Tenant FETI: Tenant-owned fixtures, tenant-owned built-in equipment, and tenant improvements constructed by Tenant as part of the Tenant Construction Work.

Section 1.3 Interpretation. In this Lease, the use of the terms “include” or “including” means “including without limitation.” The article and section headings and captions are for convenience of reference only and shall not define or limit the contents of this Lease nor be used in construing this Lease.

ARTICLE 2.0 LEASING CLAUSES.

Section 2.1 Grant of Lease. Landlord hereby leases unto Tenant, and Tenant hereby takes and hires from Landlord, the Premises on the terms, covenants, provisions, and conditions set forth in this Lease.

Section 2.2 Encumbrances, Common Facilities, Exceptions, and Reservations. The Premises are hereby leased subject to existing party wall agreements and to all recorded encumbrances. Landlord hereby excepts and reserves unto Landlord the right to place in the Premises (in such a manner as to reduce to a minimum extent practicable the interference with Tenant’s use of the Premises) utility lines, pipes, wires, conduits, and the like (collectively, “Conduits”), to serve portions of the Land or the Building other than the Premises, and to replace, maintain, and repair such Conduits as well as such other Conduits as are located in, on, or over the Premises. As part of this Lease, Tenant shall have the right to the non-exclusive use of the Common Facilities in common with Landlord and others from time to time thereto entitled, including without limitation the exterior loading dock area. Tenant acknowledges that Tenant’s use of the exterior loading dock area shall require Tenant to construct, as part of Tenant’s Work, an exterior entrance door from the Premises to the exterior loading dock area as shown on Exhibit D attached hereto. Tenant shall have the right to use at no additional cost to Tenant (a) four (4) designated parking spaces in the surface parking lot located on the Land for Tenant’s exclusive use; and (b) four (4) unassigned parking spaces in the parking lot located at 1330 Soldiers Field Road for Tenant’s use in common with Landlord and others entitled thereto. Tenant and Tenant’s employees and contractors shall have twenty-four (24)-hour access to the Building and the Premises, seven (7) days per week, in accordance with Landlord’s reasonable rules and regulations.

Section 2.3 Use. Tenant shall use the Premises only for the Permitted Uses and no other uses. Tenant shall not use or permit the use of any portion of the Premises for any of the prohibited uses set forth in Exhibit E. Tenant shall not use or permit the use of any portion of the Building for the operation of a bowling alley, adult bookstore, so-called Head Shop, massage parlor, or other enterprise similar to the foregoing, whose business is the sale, rental, or promotion of sexually explicit material, acts or entertainment, nor for the operation of any bar or tavern.

Section 2.4 Lease Term, Possession. Landlord hereby leases the Premises to Tenant for the Lease Term.

2.4.1 Tenant waives any right to rescind this Lease by reason of, or to recover any damages that may result from, Landlord’s failure to deliver possession of the Premises to Tenant on the Lease Commencement Date. Regardless of the Date of this Lease or the date of delivery of possession of the Premises, Landlord shall have no duty to deliver to Tenant possession of the Premises until the Lease Commencement Date, and the Lease Commencement Date and, if applicable the Rent Commencement Date, shall be deemed postponed until possession is delivered to Tenant. Upon the request of either party, the parties will execute a memorandum confirming the Lease Commencement Date following the delivery of possession of the Premises to Tenant. Notwithstanding the foregoing, and subject to delays due to Force Majeure and any delay caused by Tenant, in the event Landlord fails to deliver possession of the Premises as required by this Lease within 4 calendar months of the Lease Commencement Date, then Tenant may elect, upon not less than thirty (30) days prior written notice to Landlord, given any time prior to the date of such delivery, to terminate this Lease; provided, however, Landlord may negate such termination notice in the event Landlord notifies Tenant in writing that the Premises is available for deliver prior to the expiration of such thirty (30) day period.

2.4.2 If Tenant has possession of any part of the Premises before the Lease Commencement Date, Tenant shall perform and observe all of Tenant’s covenants from and after the date of such possession, except Tenant shall not be required to pay Rent until the Rent Commencement Date, provided however, Tenant shall be required to pay the cost of any utilities used by Tenant, Tenant’s contractors, agents or employees prior to the Rent Commencement Date.

ARTICLE 3.0 RENT.

Section 3.1 Payment of Rent, General.

3.1.1 Payment of Rent. Commencing on the Rent Commencement Date and continuing through the Lease Term, Tenant has a duty to pay when due (without any notice, demand, offset, deduction, or abatement whatever) the Rent and any other payments to be made under this Lease, and all charges for electricity and other utilities and services that are metered or sub-metered with respect to the Premises or that are separately billed or invoiced to Tenant, Landlord, or the Premises, or that are delivered or attributable to the Premises, including heating, air conditioning, water, sewer use, oil, gas, trash removal, telephone, and other services and utilities, and, if any property of Tenant or any interest of Tenant in the Premises is taxed by a taxing authority, to pay such taxes and impositions when due. Except as may be expressly provided herein, Tenant shall have no right to withhold or abate any payment of Rent or other payment, or to set off any amount against the Rent or other payment then due and payable, or to terminate this Lease, because of any Landlord’s failure or alleged failure to perform its duties under this Lease.

3.1.2 Application of Payments. All Rent payments are due to Landlord on the first day of each calendar month (the “Rent Payment Day”) unless otherwise specifically provided. In all cases, Tenant shall pay the Rent in United States currency by recent check made payable directly to “Harvard University” without intervening endorsement and shall be delivered in person or mailed to the Rent Payment Address, or such other address as Landlord may from time to time by notice direct. Rent shall be prorated for any partial Lease Year at the end of the Term.

3.1.3 Late Payments. If any installment of Rent or any other payment to be made by Tenant to Landlord under this Lease is not received by Landlord within ten days after the due date, then in such event, Tenant shall pay to Landlord as a late charge to reimburse Landlord for the extra cost associated with such delinquency (“Late Payment”) (i) an amount equal to three percent of the installment of Rent (or other payment) that was not paid when due, plus (ii) interest on the unpaid amount computed at the Involuntary Rate from the due date or date of demand, as the case may be, through the date that the installment (or other payment) is received by Landlord.

Section 3.2 Basic Rent. Tenant shall pay rent (“Basic Rent”) annually to Landlord during the Lease Term commencing on the Rent Commencement Date, by equal monthly installment payments in advance, on each Rent Payment Day, each equal to one-twelfth of the applicable annual Basic Rent. Tenant shall pay the first month’s Basic Rent to Landlord on the Rent Commencement Date.

3.2.1 Proration for Partial Months. If the Rent Commencement Date does not occur on the first day of a calendar month, the first monthly installment of Basic Rent shall be appropriately prorated; such prorated monthly installment together with the first full month’s installment of Basic Rent shall be paid to Landlord on the Rent Commencement Date. If the Lease Expiration Date does not occur on the last day of a calendar month, the installment of Basic Rent for such partial month shall be prorated.

3.2.2 Basic Rent. The annual Basic Rent shall be $69,568.00 per annum ($5,797.33 per month).

Section 3.3 Additional Rent. Unless otherwise expressly stated herein, all payments due to Landlord from Tenant under this Lease, other than Basic Rent, are deemed to be “Additional Rent.”

Section 3.4 Expense Allocation.

3.4.1 Additional Charges - General Covenant. Tenant covenants and agrees to pay to Landlord, as Additional Rent, an amount equal to the product of (a) Tenant’s Proportionate Share, and (b) Landlord’s Operating Expenses.

Appropriate adjustments shall be made for any portion of a year at the beginning or end of the Term.

3.4.2 Payment. Additional charges for Operating Expenses under this Section 3.4 shall be paid for any portion of a month at the beginning of the Term and thereafter in monthly installments on the first day of each calendar month in amounts reasonably estimated by Landlord for the then current calendar year. Landlord may from time to time revise such estimates based on information affecting the calculation hereunder. Within one hundred twenty (120) days after the end of each calendar year, Landlord will provide Tenant with a statement of the total amount of additional charges for Operating Expenses for such calendar year. Upon issuance of Landlord’s statement, there shall be an adjustment between Landlord and Tenant for the calendar year covered by such statement to the end that Landlord shall have received the exact amount of additional charges shown on the statement. Any overpayments by Tenant hereunder shall be credited against the next payments of Additional Rent due under this Lease, provided there are no outstanding amounts due Landlord under this Lease at such time. Any underpayments by Tenant shall be due and payable within twenty (20) days of delivery of Landlord’s statement. With respect to the calendar year in which the Term ends, the adjustment shall be pro rated for the portion of the year included in the Term, but shall take place nevertheless at the times provided in the preceding sentences. Landlord’s statement with respect to Operating Expenses shall be binding upon, and may not be disputed by, Tenant unless the statement is incorrect and is disputed by Tenant (within 60 days of Tenant’s receipt of Landlord’s statement) by a notice to Landlord (“Tenant’s Dispute Notice”) specifically stating the grounds for dispute. Tenant’s failure so to dispute Landlord’s statement shall constitute a waiver of Tenant’s right to dispute the statement. Notwithstanding any dispute concerning Landlord’s statement, payments shall be made by the parties in accordance with Landlord’s statement at the time and in the manner set forth above, and if necessary there shall be a further adjustment between the parties at the time the dispute is resolved.

3.4.3 “Landlord’s Operating Expenses” - Definition. “Landlord’s Operating Expenses” means all costs of Landlord in owning, servicing, operating, managing, maintaining, and repairing the Land and the Building, and providing services to tenants including, without limitation, the costs of the following (regardless of whether the cost thereof is paid out of any reserves established by Landlord, provided the funding of such reserves shall not be included in Landlord’s Operating Expenses): (i) supplies, materials and equipment purchased or rented, total wage and salary costs paid to, and all contract payments made on account of, all persons engaged in the operation, maintenance, cleaning and repair of the Building and Land, including Social Security, old age and unemployment taxes and so-called “fringe benefits”; (ii) building services furnished to tenants of the Building at Landlord’s expense and maintenance and repair of and services provided to or on behalf of the Building performed by Landlord’s employees or by other persons under contract with Landlord; (iii) utilities consumed and expenses incurred in the operation, maintenance and repair of the Building including, without limitation, oil, gas, electricity (other than electricity to tenants in their Premises if Tenant is directly responsible for payment under this Lease on account of electricity consumed by Tenant), water, sewer and snow removal; (iv) casualty, liability and other insurance in such amounts and insuring such risks as Landlord may from time to time reasonably decide, and unreimbursed costs incurred by Landlord which are subject to an insurance deductible; (v) costs in the nature of common area and facilities costs of the Building including without limitation, operation, maintenance and servicing of the lobby areas, snow plowing and removal, grounds maintenance and the like; (vi) management and building services fees not to exceed five percent (5%) of the aggregate Base Rent and Additional Rent due from all tenants of the Building for the applicable calendar year; and (vii) “Landlord’s Taxes” as defined below. Landlord’s Operating Expenses shall also include amortized portion (as set forth below) of only such expenditures for capital improvements and capital equipment that are made by reason of any Legal Requirement or any Insurance Requirement or that are intended or expected to reduce or moderate the Operating Costs of the Land and Building (collectively, the “Capital Costs”). The amortization of Capital Costs shall be made on a straight-line basis over a period equal to the useful life of the capital item replaced, determined in accordance with generally accepted accounting principles, with an interest factor equal to the Prime Rate plus two percentage points (2.00%) existing at the time of the expenditure of the Capital Costs.

Notwithstanding the foregoing, Landlord’s Operating Expenses shall not include:

(1) The costs of the initial construction of the Building and costs to repair latent defects in the Building incurred within the first five years after the completion of construction of the Building; and repairs, alterations, additions, improvements or replacements made to comply with the Legal Requirements in effect as of the Lease Commencement Date.

(2) Leasing fees and commissions, reasonable attorney’s fees incurred in connection with leases, rent concessions given by Landlord, build-out allowances, moving expenses reimbursed to tenants; costs (including reasonable attorney’s fees) of removing property of former tenants or occupants of the Building.

(3) Landlord’s interest and principal payment on indebtedness, debt amortization, ground rent, and refinancing costs for any mortgage or any ground lease of the Land or Building.

(4) The cost of any item or service to the extent reimbursed by insurance proceeds of insurance policies required to be maintained under the Lease.

(5) The cost of repairs, restoration, replacements or other work occasioned by (i) the exercise by governmental authorities of the right of eminent domain, whether such taking be total or partial, to the extent that Landlord is compensated by such governmental authority for such repairs, restoration, replacements or other work, (ii) the adjudicated negligence or adjudicated intentional tort of Landlord, or any representative, contractor, employee or agent of Landlord (including the costs of any deductibles paid by Landlord), and/or (iii) the act of any other tenant in the Building, or any other tenant’s agents, contractors, employees, licensees or invitees to the extent the applicable cost is, in the Landlord’s reasonable judgment, practically recoverable from such person.

(6) Wages, salaries benefits, perquisites and compensation paid or given to (i) executives, shareholders, officers, directors, members, managers or partners of Landlord, (ii) any principal, member or partner of the entity or entities from time to time comprising Landlord, or (iii) employees above the level of Assistant Director.

(7) Non-cash items, such as deductions for depreciation and amortization of the Building and the Building equipment, or interest on capital invested (except to the extent expressly permitted by in this section).

(8) The cost of any service provided to Tenant or other tenants or occupants of the Building for which Landlord is entitled to be directly reimbursed by Tenant or other tenant, as the case may be, (other than as a pro rata share of Operating Expenses).

(9) Charitable or political contributions and/or trade association dues.

(10) Any cost, expense, charge, fine, penalty, assessment, liability, claims or damages related to the existence, testing for, use, generation, disposal, release, discharge, removal, remediation, transportation or storage of Hazardous Materials from the Building or Premises (provided that nothing herein shall affect Tenant’s obligations under Section 5.1.14).

(11) Interest, penalties or other costs arising out of Landlord’s failure to make timely payments of its obligations.

(12) Asset management fees and any property management fees of any property management firm based on a rate to the extent in excess of the rate of such fees included in the Operating Expenses.

(13) Tenant relations costs and other costs incurred in advertising and promotional activities for the Building.

(14) Costs incurred in connection with the actual or contemplated sale, financing, refinancing, mortgaging, syndicating, selling, or change of any ownership interest in the Building (or any portion thereof) or in any entity comprising Landlord, including, without limitation, brokerage commissions, attorneys, and accountants’ fees, closing costs, title insurance premiums, transfer taxes and interest charges.

(15) The rent, operating expenses and real estate taxes applicable to Landlord’s on-site management or leasing office, or any other offices or spaces of Landlord or any related entity or rental for any space in the Building set aside for conference facilities, storage facilities or exercise facilities.

(16) Costs of Landlord related to formation and continuing legal qualification of the Landlord entity (and any constituent entities thereof), internal matters including but not limited to preparation of tax returns and financial statements and gathering of data, and any other costs and expenses associated with the operation of the business of the entity or entities which constitute(s) Landlord.

(17) Landlord vault rental (if any).

(18) Costs related to any improvements or land not included in the Building, including any allocation of costs incurred on a shared basis, such as centralized accounting costs, unless the allocation is made on a reasonable and consistent basis that fairly reflects the share of any costs actually attributable to the Building.

(19) Reserves for future Operating Expenses.

(20) Landlord’s general corporate overhead and administrative expenses, but only to the extent included within the management and building service fees described in clause (vi) above so as to eliminate any double counting of such expenses.

“Landlord’s Taxes” means all taxes, assessments and similar charges assessed or imposed for the then current calendar year by any governmental authority attributable to the Building or Land including personal property associated therewith), all reduced by any net amounts received as an abatement or reduction of such taxes, assessments and charges for such year. The amount of any special taxes, special assessments and agreed or governmentally imposed “in lieu of tax” or similar charges shall be included in Landlord’s Taxes for any year but shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax, special assessment or such charge required to be paid during or with respect to the year in question. Landlord’s Taxes include expenses, including reasonable fees of attorneys, appraisers and other consultants, incurred in connection with any efforts to obtain abatements or reduction or to assure maintenance of Landlord’s Taxes for any year wholly or partially included in the Term, whether or not successful and whether or not such efforts involved filing of actual abatement applications or initiation of formal proceedings. Landlord’s Taxes exclude income taxes of general application and all estate, succession, inheritance, transfer taxes, reserves for future Landlord’s Taxes, any personal property taxes attributable to sculptures, paintings or other objects of art, except for objects of art installed in the Common Facilities pursuant to requirements of Governmental Authority, and interest and penalties incurred as a result of Landlord’s late payment. If at any time during the Term there shall be assessed on Landlord, in addition to or lieu of the whole or any part of the ad valorem tax on real or personal property, a capital levy or other tax on the gross rents or other measures of Building operations, or a governmental income, franchise, excise or similar tax, assessment, levy, charge or fee measured by or based, in whole or in part, upon valuation of real estate, gross rents or other measures of building operations or benefits of governmental services furnished to the Building, then any and all of such taxes, assessments, levies, charges and fees, to the extent so measured or based, shall be included within the term Landlord’s Taxes, but only to the extent that the same would be payable if the Building and Land were the only property of Landlord.

3.4.3.1 If the actual percentage of occupancy of the Building is less than one hundred percent for any Lease Year, including the Lease Year in which the Base Operating Expenses are calculated (based on average occupancy for such Lease Year), the Operating Expenses incurred shall be reasonably projected by Landlord to be the estimated Operating Expenses that would have been incurred if the Building were one hundred percent occupied for such Lease Year (with all tenants paying full rent, as contrasted with free rent, half rent, or like rent concession) and all services and utilities that are required hereunder to be supplied to tenants were supplied to tenants occupying 100% of the rentable area of the Building and such projected amount shall be included in Operating Expenses for such Lease Year, provided that such amount are determined to have been the variable Operating Expenses for such Lease Year.

3.4.4 Record Keeping. Landlord shall keep full and accurate books of account covering Landlord’s Operating Expenses. Landlord shall retain the books of account and all supporting documents for at least one year after the expiration of each Fiscal Year. Upon timely delivery of Tenant’s Dispute Notice, Tenant shall have the right at its sole cost, during business hours of Landlord and at the office of Landlord, to inspect Landlord’s books of account and all supporting documents with respect to matters set forth in Landlord’s Operating Expense statement for such Fiscal Year. Such inspection may be made only by a nationally recognized independent certified public accounting firm first approved by Landlord, which approval shall not be unreasonably withheld. As a condition to performing any such inspection, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, in form reasonably acceptable to Landlord, agreeing to keep confidential any information that it receives or obtains about Landlord or the Building in connection with such inspection.

ARTICLE 4.0 LANDLORD’S COVENANTS

4.1 Quiet Enjoyment. Landlord covenants with Tenant that Tenant may quietly hold, occupy, and enjoy the Premises during the Lease Term, free from interference by Landlord, or any party claiming by, through or under Landlord, subject nonetheless, to all of the provisions, terms, and conditions of this Lease.

4.2 Landlord Services. Landlord shall furnish the following services: (i) water for drinking and for restrooms in the Common Facilities, and, subject to Landlord’s approval, water at Tenant’s expense for any private restrooms and office kitchen requested by Tenant; (ii) janitorial service in the Common Areas on Business Days; and (iii) electricity and gas to the Premises for general office use, in accordance with and subject to the terms and conditions this Lease. In no event shall Landlord be liable for any interruption or failure of any utility service, including, without limitation, water and sewer, except as specifically set forth in Section 9.8.1 hereof. Landlord shall maintain and repair the roof (including roof membrane) and Building structure, the cost of which shall be included in Operating Expenses, provided, however, any replacement of the roof or structural elements of the Building shall be at Landlord’s sole cost and expense and shall not be included in Operating Expenses. Landlord may impose a reasonable charge for any additional utilities or building services, which shall be paid monthly by Tenant as Additional Rent on the same day that the monthly installment of Base Rent is due.

ARTICLE 5.0 COVENANTS.

Section 5.1 Tenant’s Covenants.

5.1.1 Consumption of Utilities. Tenant shall not, without Landlord’s prior written consent in each instance, exceed the capacity of the electrical system serving the Premises, and Landlord may, upon prior notice to Tenant and at Landlord’s sole cost, audit Tenant’s use of electric power to determine Tenant’s compliance herewith. If Landlord, permits such excess usage, Tenant shall pay (as Additional Rent) for the cost of such excess power, together with the cost of installing any additional risers, meters, or other facilities that may be required to furnish or measure such excess power to the Premises. Further, if Tenant requires, consumes, or uses a disproportionate amount of a supplied utility, and it is not separately metered, Tenant shall pay to Landlord as Additional Rent an equitable and reasonable charge for such additional utility use. If Tenant requires, uses, or consumes water for any purpose other than ordinary lavatory and drinking purposes (excluding restaurant-related purposes that require Tenant to have its water use separately metered), Landlord may install a water meter or submeter to measure Tenant’s water consumption. In such event, Tenant shall pay for such meter or sub-meter and at Tenant’s cost, keep such equipment in good working order and repair. Landlord and Tenant acknowledge and agree that electricity for the Premises, including, without limitation, lights, electrical outlets and the heating, ventilation and air conditioning (“HVAC”) systems serving the Premises exclusively, are separately metered. Tenant shall pay, directly to the applicable electric utility provider, all costs of electricity supplied to the Premises, including the HVAC system serving the Premises.

5.1.2 Care of Premises. Damage by fire, other casualty, eminent domain, and reasonable wear and use excepted, Tenant shall keep the Premises (including, without limitation, the HVAC system exclusively serving the Premises) substantially in as good order, repair, and condition as the same are in at the commencement of the Lease Term, or may, in accordance with the terms of this Lease, be put in thereafter; shall keep the Premises clean and neat; and shall conform to Landlord’s reasonable requests from time to time relating to the appearance of the Premises, such requests to be reasonably consistent with keeping the appearance of the Premises to the general standard of similar properties of Landlord in the neighborhood. The exception of reasonable wear and use contained in this Section 5.1.2 shall not be construed to permit Tenant to maintain the Premises in anything less than good, serviceable and tenantable condition. Tenant shall maintain the HVAC system exclusively serving the Premises using a maintenance contractor and annual maintenance plan reasonably approved by Landlord and shall, upon request, provide evidence of such maintenance to Landlord.

5.1.3 Sidewalks. If the Premises have an exclusive entrance to the Building, Tenant shall keep the sidewalks, driveways, and passageways on or adjacent to the Premises, and the entrance and stairs to the Premises, clean and free of dirt, debris, obstacles, graffiti, snow, ice, and any condition of such sidewalks, driveways, and passageways, that would endanger persons using them.

5.1.4 Overloading, Nuisance, Flammables, Increase in Insurance Premiums. Tenant shall not injure, nor overload the capacity of, the Building systems and structural components, nor deface the Premises or the Building, nor permit any nuisance on the Premises or the emission therefrom of any objectionable noise or odor, nor permit any use of the Premises that is improper, offensive, contrary to Legal Requirements or Insurance Requirements, or liable to invalidate (or increase the premiums for) any insurance on the Building or its contents or liable to render necessary any alterations or additions to the Building. If for any reason Tenant’s use of the Premises results in an increase of the premiums for the insurance of Landlord (or any tenant of the Building), Tenant shall reimburse Landlord and such other tenants of the Building for all such insurance premium increases, which shall be due and payable as Additional Rent. Tenant shall not permit any licensees, employees, agents, invitees, or visitors of Tenant to violate any duty of Tenant hereunder, or any of the Rules and Regulations from time to time promulgated by Landlord.

5.1.5 No Obstruction; Rules and Regulations. Tenant shall not obstruct in any manner any of the Common Facilities in the Building, or the sidewalks or other approaches to the Building. Tenant shall comply with the Rules and Regulations attached hereto as Exhibit A, including such amendments thereto as Landlord may promulgate from time to time with regard to the care and use of the Premises, the Building, its facilities, and approaches thereto, provided, however, that such amendments to the Rules and Regulations shall not be binding upon Tenant until Tenant has received a written copy of such amendments and further provided that such amendments shall not increase Tenant’s monetary obligations hereunder or have a material adverse effect on Tenant’s Permitted Use of the Premises.

5.1.6 Janitorial Service. Tenant shall provide and pay for all janitorial and cleaning services for the Premises.

5.1.7 Compliance with Laws; Safety; Health. Tenant shall keep the Premises (which shall include Tenant’s exclusive Building entrance) in a safe and sanitary condition and comply with and keep the Premises (which shall include Tenant’s exclusive Building entrance) in compliance with, all Legal Requirements and Insurance Requirements now or hereafter existing and as required by the occupancy or use made of the Premises by Tenant. Tenant shall make all required repairs, alterations, replacements, or additions in and to the Premises (which shall include Tenant’s exclusive Building entrance) and shall install any required devices or equipment. Notwithstanding any contrary provisions of the Americans with Disabilities Act, 42 U.S. Code 12101 et seq., as it may be amended from time to time (and the regulations and Accessibility Guidelines for Buildings and Facilities issued pursuant thereto) (collectively, “ADA”), all costs (including reasonable attorney’s fees) associated with alterations to the Premises, and access thereto (which shall include Tenant’s exclusive Building entrance), whether or not required by ADA or other Legal Requirements, shall be at Tenant’s cost, provided however that Tenant shall not be responsible for such alterations to the Premises which were required due to the work performed by Landlord or another tenant in the Building and not required or requested by Tenant. If any of Tenant Construction Work triggers the need for other alterations under either ADA or other Legal Requirements, such alterations shall be performed by Tenant as part of the Tenant Construction Work (or by Landlord, at Landlord’s election, if the alterations are needed in areas of the Building other than the Premises) in either case at Tenant’s cost. Tenant shall be responsible to ensure that the Premises, and access thereto (which shall include Tenant’s exclusive Building entrance), comply with the ADA. Tenant shall be responsible for obtaining all Authorizations that are needed for Tenant’s use of the Premises.

5.1.8 Landlord’s Consent Required for Tenant Construction Work. Tenant shall not make in or to the Premises or the Building any construction work, alterations, or additions (collectively, “Tenant Construction Work”) or any holes in the walls, partitions, ceilings, or floors, or paint or place therein or thereon any signs, or place therein or thereon any awnings, aerials, flagpoles, or the like, without on each occasion obtaining the prior written consent of Landlord, which consent may not be unreasonably withheld or delayed. Landlord’s consent may be subject to conditions deemed appropriate by Landlord, in its reasonable discretion, including review of plans and specifications, approval of the contractors and subcontractors, and receipt of an architect’s certificate that the work complies with Legal Requirements, an architect’s certificate of completion, and (if required by Legal Requirements) a certificate of the municipal building inspector of final completion. Tenant shall cause any Tenant Construction Work in the Premises to be performed expeditiously, with first- class workmanship and materials and in compliance with all applicable Legal Requirements and Insurance Requirements; shall pay for the same when due; shall remove promptly (and not later than twenty-five days in any event), or bond to Landlord’s satisfaction, any materialmen’s or mechanics liens filed in connection therewith; and shall save Landlord harmless and indemnified from all injury, loss, claims, costs (including reasonable attorney’s fees), or damage to any person or property occasioned by or arising out of such Tenant Construction Work. If Landlord deems it appropriate to supervise any of the Tenant Construction Work, Tenant shall pay the reasonable third-party cost of such supervision. Tenant shall cause contractors employed by Tenant to carry worker’s compensation insurance in accordance with statutory requirements and commercial general liability insurance and automobile liability insurance covering such contractors on or about the Premises (and Landlord at Tenant’s cost may obtain builder’s risk insurance), and such other appropriate insurance coverage in such reasonable amounts as Landlord may reasonably require, and Tenant shall submit certificates evidencing such coverage to Landlord before the commencement of such Tenant Construction Work. Tenant may not grant any security interest in any of the materials installed as a part of the Tenant Construction Work. Nothing in this Section 5.1.8 shall be deemed to waive the requirement that Tenant obtain Landlord’s prior written consent to any such Tenant Construction Work, except as set forth below with respect to Permitted Alterations. Tenant shall provide to Landlord as-built plans of the Premises immediately after the Tenant Construction Work is completed. Tenant shall pay all increases in Real Estate Taxes attributable to the Tenant Construction Work. Landlord’s consent is also required for installation of any Tenant FETI constructed as part of the Tenant Construction Work. At the time of Tenant’s installation of any fixtures or built-in equipment, Tenant may request in writing that Landlord designated such items of Tenant FETI as “Removable FETI” for purposes of Section 9.24.1. Notwithstanding the foregoing, Landlord consent shall not be required for any cosmetic alteration, improvement or work performed by Tenant (the “Permitted Alteration”) which (i) has no adverse effect on the Building’s structure or systems, including, without limitation, the electrical and plumbing systems of the Building; (ii) is not visible from the exterior of the Premises; (iii) does not result in a violation of, or require a change in, any certificate of occupancy for the Building; (iv) does not affect any area of the Building outside of the Premises; and (v) does not cost more than $50,000 in any one instance.

5.1.9 Licenses and Permits. Tenant shall procure, maintain, and observe any and all licenses, permits, special permits, variances, or other Authorizations required by reason of the Permitted Uses of the Premises by Tenant or any Tenant Construction Work by Tenant that has been consented to by Landlord, and Tenant at its cost shall provide copies of same to Landlord. Nothing herein shall be construed to require Tenant to obtain any licenses, permits, special permits, variances or other Authorizations for the Land or the Building, except such licenses, permits, special permits, variances, approvals or other Authorizations which are directly related to the Tenant’s Work and Tenant’s intended use of the Premises.

5.1.10 Wireless Interference. If Tenant installs a wireless computer network or other device that radiates electromagnetic waves, Tenant shall ensure that it does not interfere with the wireless networks, cellular telephones, and electronic equipment of Landlord or of other tenants or other third-parties in the vicinity in existence prior to such Tenant’s installation.

5.1.11 Use, Continuous Use. Tenant may not use all or any part of the Premises in any manner that in Landlord’s reasonable judgment would adversely affect the use and enjoyment of the Building or Land by any other tenant, occupant, visitor, or invitee, the character or reputation of the Building, or publicly embarrass Landlord or any tenant or occupant of the Building. Tenant shall not conduct or permit on or in the Premises any auction sale or “going out of business” sale.

5.1.12 Keys. Upon expiration or earlier termination of the Lease, Tenant shall deliver the keys of the Premises to Landlord. Tenant shall not change or replace any locks and shall not add new locks without the prior written permission of Landlord. Any additional or replacement locks shall become the property of Landlord and shall not be removed by Tenant.

5.1.13 Security Alarm. Tenant shall not install any security alarms or systems without prior written consent from Landlord, which consent will not be withheld unreasonably by Landlord. Tenant shall supply Landlord keys, devices, or instructions, as the case may be, for deactivating said security alarms or systems. Tenant shall be responsible for all costs for said security alarms or systems and said alarms or systems shall become part of the real estate at the election of Landlord.

5.1.14 Hazardous Material.

(a) In connection with Tenant’s use of the Premises, Tenant shall only use Hazardous Materials of the kind and in amounts and in the manner customarily found and used in premises used for the Permitted Uses and to maintain and operate the equipment and machines located in the Premises. Without limiting the foregoing, Tenant shall be permitted to use, handle and store Hazardous Materials of the types listed on Schedule 5.1.14 hereof, attached hereto and made a part hereof, in amounts commercially reasonable for Tenant’s Permitted Use. Subject to Landlord’s prior written approval, not to be unreasonably withheld, Schedule 5.1.14 may be updated by Tenant from time to time during the Term. Tenant shall not use, store, handle, treat, transport, release, or dispose of any other Hazardous Materials (other than as listed on Schedule 5.1.14, as the same may be updated from time to time as provided in the preceding sentence) on or about the Premises or the Building or Land without Landlord’s prior written consent, which Landlord may withhold or condition in Landlord’s sole discretion. Any handling, treatment, transportation, storage, disposal, or use of Hazardous Materials by Tenant in or about the Premises, the Building, or the Land, shall comply with Landlord’s procedures and all applicable Legal Requirements. Tenant shall, within ten Business Days of Landlord’s written request therefore, disclose in writing all Hazardous Materials that are being used by Tenant in the Premises, the nature of such use, and the manner of storage and disposal. Tenant has a duty at its cost to correct any practice and remediate any condition occurring in the Premises after the Lease Commencement Date that is in violation of Environmental Laws, except where caused by negligence or willful misconduct of Landlord, its employees, agents, contractors or invitees.

(b) Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord, and hold Landlord harmless from and against, any liabilities, losses, claims, damages, interest, penalties, fines, reasonable attorney’s fees, investigation and remediation costs, and other costs that result from the use, storage, handling, treatment, transportation, release, threat of release or disposal of Hazardous Materials in or about the Premises, the Building, or the Land in violation of the Environmental Law by Tenant or Tenant’s agents, employees, contractors, or invitees, except to the extent caused by any act or omission of Landlord, its agents, employees, contractors, or invitees and the provisions of this sentence shall survive the expiration or earlier termination of this Lease for the longest period permitted by law.

(c) Tenant shall immediately notify Landlord whenever Tenant discovers that there has been a release, threat of release, or spill of Hazardous Materials in or about the Premises, the Building, or the Land or the occurrence of a violation of Environmental Laws. Tenant shall give notice to Landlord as soon as reasonably practicable of any communication received by Tenant from any Governmental Authority concerning Hazardous Materials that relates to the Premises, the Building, or the Land.

(d) Without imposing any duty on Landlord, Landlord reserves the right to inspect (and cause its representatives and consultants to inspect) from time to time the Premises to determine the existence of any release or threat of release of Hazardous Material in or about the Premises, the Building, or the Land and Tenant’s compliance with Environmental Laws. Tenant will cooperate with Landlord (and Landlord’s representatives and consultants) in connection with the inspection, and will pay for the cost of the inspection if the inspection reveals any (i) reportable spills, releases, or threats of release as a result of Tenant’s use and occupancy of the Premises or otherwise caused by Tenant or its agents, employees, contractors, or invitees or (ii) violations of an Environmental Law (whether or not required to be reported by an Environmental Law) occurring as a result of Tenant’s use and occupancy of the Premises or otherwise occurring within the Premises or otherwise caused by Tenant or its agents, employees, contractors, or invitees, that were not previously disclosed by Tenant to Landlord.

5.1.15 Glass. Damage by casualty excepted, Tenant shall keep all glass of the Premises, if any, including that in windows, doors, and skylights, whole and in good condition, and shall replace promptly any glass that may be damaged or broken with glass of equal or better quality.

5.1.16 No Interference. Tenant shall not permit employment of any contractor, worker, or tradesperson in the Premises, if such employment will likely interfere, or cause any conflict, with other contractors, workers, or tradespersons engaged in work in the Building or on the Land, and upon the request of Landlord, Tenant shall cause all such contractors, workers, and tradespersons to leave the Building and Land immediately. Tenant shall submit a list of its proposed contractors and tradespersons to Landlord for Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.

5.1.17 Energy Conservation. Tenant shall comply with, such reasonable policies, programs, and measures that are instituted by Landlord, as may be necessary, required, or expedient for the conservation or preservation of energy or energy services, or as may be necessary or required to comply with applicable Legal Requirements.

ARTICLE 6.0 TENANT’S DEFAULT.

Section 6.1 Event of Default; Termination. The occurrence of any of the following shall constitute an “Event of Default” under this Lease:

(a)	Tenant fails to pay to Landlord, within five (5) Business Days after receipt of Landlord’s notice thereof, any payment of Rent or any other payment required by this Lease to be paid to Landlord, provided however, that Landlord shall not be required to give more than two (2) of such notices in any twelve month period, and thereafter, during such twelve month period, any such Breach shall be an Event of Default without the giving of any such notice.

(b)	Tenant fails to maintain the insurance that this Lease requires Tenant to maintain; or uses the Premises for uses other than the Permitted Uses.

(c)	This Lease or the estate hereby granted or the unexpired balance of the Lease Term is by operation of law or otherwise, transferred to, devolves upon, or passes to any person other than Tenant except as is expressly permitted by provisions of Section 9.13.

(d)	There occurs an Event of Default as expressly specified in other Articles of this Lease, provided however, that the cure period set forth in subsection (f) below (or such shorter period as is set forth in the respective Articles of this Lease) shall apply in each case before an Event of Default is deemed to have occurred.

(e)	A petition or proceeding is filed against Tenant by others or is filed by Tenant, or an order for relief is entered with respect to Tenant, under any provision of the Bankruptcy Code or an assignment is made of Tenant’s property for the benefit of creditors or if a receiver, guardian, conservator, or similar officer is appointed to take charge of all or any part of Tenant’s property by a court of competent jurisdiction; unless, except with respect to any such petition or proceeding filed, or order for relief sought, by Tenant, such petition or proceeding or action is dismissed within sixty (60) days after commencement of any such petition, proceeding or action.

(f)	Any other Breach of this Lease, if such Breach occurs and continue for thirty (30) days after notice of such Breach is given to Tenant, or such longer period (not to exceed one hundred eighty (180) days) as is reasonably required for cure so long as Tenant commences such cure within thirty (30) days and thereafter diligently prosecutes the correction to completion.

6.1.1 Notice of Termination. If an Event of Default occurs, Landlord may immediately or at any time thereafter terminate this Lease by notice of termination (or notice to quit) to Tenant, without prejudice to any remedies (whether set forth in this Lease or provided for by law or equity) that might otherwise be used for arrearage of rent, for nonpayment of amounts required to be paid by Tenant to Landlord under this Lease, or for preceding breaches of covenant, and upon the giving of such notice of termination (or notice to quit), this Lease shall terminate.

Section 6.2 Tenant’s Duties After Termination. Tenant shall, in case of a termination of this Lease, pay and perform all of the duties described in (a), (b), and (c) below, and Landlord has the right to elect to receive from Tenant either the Fixed Damages, or alternatively, the Incurred Loss; but if Landlord elects to receive the Incurred Loss payments, Landlord has the right at any time thereafter during the Lease Term to elect to receive instead Fixed Damages with respect to the remainder of the Lease Term, and in any event Landlord may elect that Tenant quit the Premises. Landlord shall give Tenant notice of Landlord’s election within one year after the termination of this Lease. As used in this Section 6.2, “the Lease Term” or “the remainder of the Lease Term” shall mean that period of time commencing on the effective date of the termination of this Lease and ending on what would have been the Lease Expiration Date (as such date was extended by any valid exercise by Tenant of any extension option in this Lease) had this Lease not been so terminated.

(a) Fixed Damages. If Landlord by notice to Tenant so elects, Tenant shall forthwith pay to Landlord as damages (“Fixed Damages”) a sum equal to the amount (calculated on a present value basis using the Prime Rate as the discount rate) by which the Basic Rent and other payments called for in this Lease for the remainder of the Lease Term exceed the fair rental value of the Premises for the remainder of the Lease Term.

(b) Incurred Loss. If Landlord by notice to Tenant so elects, Tenant shall continue to pay Landlord on the Rent Payment Day an amount (the “Incurred Loss”) equal to (i) the Rent and other payments required to be paid under this Lease less (ii) the sum of any rent collected from Landlord’s reletting less the Reletting Expenses. The “Reletting Expenses” shall include reasonable attorney’s fees, brokerage fees, and the cost of putting the Premises into good order and preparing the Premises for rental. Tenant shall indemnify Landlord during the remainder of the Lease Term against all Incurred Loss suffered and expenses, however caused, incurred by Landlord by reason of the termination of this Lease. The Incurred Loss occurring during each calendar month during the remainder of the Lease Term shall be due from Tenant to Landlord on the next Rent Payment Day.

(c) Surrender of Premises. If Landlord gives notice to Tenant electing that Tenant quit the Premises, then Tenant shall quit and peacefully surrender the Premises to Landlord and remove Tenant’s goods and effects and yield up the Premises in accordance with Section 9.24.1 within ten Business Days after the effective date of the termination of this Lease, and if Tenant fails to do so, Landlord may upon or at any time after any such termination, without further notice and without prejudice to any other rights and remedies that Landlord may have at law or in equity, (1) enter the Premises and possess itself thereof, by summary proceedings or otherwise, (2) dispossess Tenant and remove Tenant and all other persons and property from the Premises, and (3) have, hold, and enjoy (i) the Premises and (ii) the right to receive all rental income of and from the same; but, notwithstanding the foregoing (1), (2), and (3), Tenant shall remain liable to Landlord as provided in this Lease.

6.2.1 Evidence of Value. If the Premises or any part thereof are relet by Landlord prior to presentation of proof of liquidated damages to the applicable court or tribunal, the amount of rent reserved upon such reletting may be asserted by Landlord as prima facie evidence of the fair rental value for the part or the whole of the Premises so relet during the term of the reletting.

Section 6.3 Landlord’s Right to Relet From time to time after any termination of this Lease or Landlord’s re-entry pursuant to this Article 6.0 of the Lease, Landlord may relet the Premises or any part thereof, in the name of Landlord or otherwise, for such lease term(s) and on such conditions (which may include concessions or free rent) as Landlord may in its sole discretion elect, and Landlord may collect and receive the rents therefor. Landlord will not be liable for any failure to relet the Premises or any part thereof, or for any failure to collect any rent due upon any such reletting.

Section 6.4 Landlord’s Other Remedies Nothing herein contained shall limit or prejudice the right of Landlord to prove and obtain as damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above.

Section 6.5 Right to Equitable Relief Landlord is entitled to enjoin a Breach and has the right to invoke any right and remedy allowed at law or in equity or by statute or otherwise as though re-entry, summary proceedings, and other remedies were not provided for in this Lease.

Section 6.6 Landlord’s Right To Cure Tenant’s Breach. If a Breach occurs, Landlord shall have the right, but not the duty, to enter upon the Premises, if necessary, and to cure such Breach, provided that Tenant is given an opportunity to cure such Breach as set forth in this Lease. In performing such cure, Landlord may make any payment of money or perform any other act. Landlord may, in the event of danger to person or property, the threat of cancellation of insurance, or other emergency, exercise its right of self-help under this Section with only such notice of the Breach, oral or written, as is practicable in the circumstances, notwithstanding a requirement, if any, for notice of a Breach or default in any other context. The aggregate of (i) all sums so paid by Landlord (including reasonable attorney’s fees), (ii) interest (at the Involuntary Rate) on such sum, and (iii) all necessary incidental costs (including reasonable attorney’s fees) in connection with the performance of any such act by Landlord, shall be deemed to be Additional Rent. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of Tenant’s duties under this Lease.

Section 6.7 Enforcement Costs. Tenant shall pay as Additional Rent Landlord’s costs (including reasonable attorney’s fees) incurred in enforcing or demanding enforcement of any of Tenant’s duties hereunder. In the event either party initiates legal proceedings against the other, the prevailing party shall be entitled to recover reasonable legal fees and court costs in connection with such proceeding.

ARTICLE 7.0 LANDLORD’S DEFAULT.

Section 7.1 Landlord’s Default. Landlord shall be deemed to be in default under this Lease if Tenant has given written notice (or verbal notice, in case of emergency, followed by written notice as soon as is practicable under the circumstances) to Landlord (and, if requested by Landlord, to Landlord’s mortgagee if the mortgagee has notified Tenant in writing of its interest and the address to which such notices are to be sent) of any such default by Landlord and Landlord has failed to cure such default within thirty (30) days (or with reasonable promptness, in case of emergency) after Landlord received notice thereof. Provided, however, that if the nature of Landlord’s default in a non-emergency situation is such that more than thirty (30) days are reasonably required for a cure, then Landlord shall not be deemed to be in default if Landlord commences such cure within the original thirty (30) day period and thereafter diligently prosecutes the cure to completion. Tenant shall be entitled to a fair and reasonable abatement of Rent during the time and to the extent that the Premises are untenantable as a result of Landlord’s failure to perform any condition or covenant required under the Lease to be performed by Landlord. The failure of Tenant to pursue any remedy shall not be deemed as a waiver by reason of any subsequent breach or breaches by the Landlord. The exercise of any remedy by Tenant shall not be deemed an election of remedies or preclude Tenant from exercising any other remedies in the future.

ARTICLE 8.0 SECURITY.

Section 8.1 Security Deposit; Amount, Form. Simultaneously with the execution of this Lease, Tenant shall deliver to and deposit with Landlord a security deposit (“Security Deposit”) in the amount indicated below.

Security Deposit: $5,800.00

Landlord shall keep the Security Deposit throughout the Lease Term and for sixty days after (i) the Lease Expiration Date of the Lease Term or (ii) the earlier termination of the Lease Term, except that if such earlier termination is based on an Event of Default, Landlord shall retain (or use, as applicable) the Security Deposit until sixty days after the date when the Lease Term would have expired had it not been earlier terminated. Landlord has no duty to keep segregated the Security Deposit and no duty to pay interest on it.

Section 8.2 Use of Security Deposit Upon a Breach or Event of Default If, and as soon as, there shall exist a Breach under this Lease beyond the applicable notice and cure periods, Landlord may draw upon the Security Deposit at any time and from time to time in such amount or amounts as may be necessary to cure the Breach or to reimburse Landlord for any sum(s) that Landlord may have spent to cure the Breach(es), and if Landlord has terminated this Lease for an Event of Default, then Landlord may also draw upon the Security Deposit in such amount (or all) as may be necessary to obtain any amounts from time to time owed to Landlord by Tenant after termination under Article 6.0 or otherwise. In the case of each such drawing (except a drawing occurring after termination or expiration of this Lease), Tenant shall, on demand, cause the Security Deposit to be reinstated to the full amount specified in Section 1.1. If no Breach exists and continuing beyond the applicable cure periods at the end of this Lease, then the Security Deposit, or any balance thereof, shall be returned to Tenant within thirty days after this Lease ends, but not otherwise. If a Breach exists at the end of this Lease, then Landlord shall have the right to draw upon the Security Deposit in the amount as Landlord determines to be necessary to cure such Breach or to compensate Landlord for the occurrence thereof, and the balance (if any) shall be returned to Tenant. If an Event of Default exists at the end of this Lease, then Landlord shall have the right to draw on all of the Security Deposit and hold it to be applied from time to time against Fixed Damages and Incurred Losses (as described in Section 6.2).

ARTICLE 9.0 GENERAL MATTERS.

Section 9.1 Broker. Tenant and Landlord warrant and represent to each other that they have not dealt with any broker, finder, or similar person other than the Broker, if any, named in Article 1.0, in connection with this transaction or in connection with this Lease. Tenant and Landlord will defend, indemnify, and hold each other harmless against all loss and costs incurred by the other party as a result of the failure of this warranty and representation.

Section 9.2 Notices. Unless otherwise specified herein, any notice or demand to be given hereunder shall be in writing and signed by the party or the party’s attorney and shall be deemed to have been given

(a)	when delivered, if delivered by hand;

(b)	two Business Days after the date mailed, if mailed by registered or certified mail, all charges prepaid; or

(c)	when delivered or first tendered for delivery (whichever is earlier), if sent for delivery by a nationally recognized courier such as FedEx or UPS,

in either event, addressed as follows:

if to Landlord, at Landlord’s address as follows:

Harvard Real Estate – Allston, Inc.

c/o Harvard Real Estate Services

1350 Massachusetts Avenue

Holyoke Center, Suite 800

Cambridge, Massachusetts 02138-3826

with a copy to Landlord’s attorney:

Office of the General Counsel

Harvard University

1350 Massachusetts Avenue

Holyoke Center, Suite 980

Cambridge, Massachusetts 02138-3834

or if to Tenant, at Tenant’s Mailing Address set forth in Article 1.0. By such notice, either party or such party’s attorney may specify a new address, which thereafter shall be used for subsequent notices. Any mailed notice by certified or registered mail shall be deemed mailed on the date of postmark of the mailing of the same.

Section 9.3 Condition of Premises, No Representations. EXCEPT AS SPECIFICALLY PROVIDED HEREIN, TENANT IS TAKING THE PREMISES “AS IS,” AND LANDLORD DISCLAIMS ANY WARRANTY OF SUITABILITY OF THE PREMISES FOR USE BY TENANT. Landlord makes no representation or warranty, express or implied, as to the condition of the Premises, the fitness of the Premises for any particular use, the exact floor area of the Premises (whether in rentable square feet, usable square feet, or some other measure), whether or not the Permitted Uses require any governmental permits or approvals or comply with Legal Requirements, or the likelihood or ability of Tenant to obtain any required permits or approvals.

Section 9.4 Harvard Name. Unless Landlord gives its prior written consent in each instance, Tenant shall not (i) use the word “Harvard” (whether alone or in combination with other words, except that the combination “Harvard Square” is permitted), (ii) display or otherwise use the name, emblem, or logo (or any similar name, emblem, or logo) of any school, department, or other component, constituent, or affiliate of Landlord (collectively, “Harvard Name”), (iii) otherwise refer to Landlord or any school, department, or other component or affiliate of Landlord, whether in or on any sign, advertisement (including any newspaper, television, or radio advertisement), commercial announcement, circular, flier, or other publication, or (iv) stock in or sell from the Premises merchandise bearing the Harvard Name. Landlord will have the right to enforce the foregoing provision in judicial proceedings by a decree of specific performance and appropriate injunctive relief as may be applied for and granted in connection with such enforcement.

Section 9.5 Casualty and Eminent Domain.

9.5.1 Casualty, Partial Taking During the Lease Term, if all or any portion of the Building, the Land, or the Premises are either (i) damaged by fire or other cause (“Casualty Event”) or (ii) taken or condemned in any eminent domain, condemnation, compulsory acquisition, or like proceeding by any Governmental Authority or conveyed under the threat thereof, for any public or quasi public use or purpose (“Taking”), then this Lease shall terminate sixty days after such Casualty Event or on the effective date of the Taking (“Taking Event”), unless Landlord gives Tenant notice before such date that this Lease is not terminated because in Landlord’s reasonable opinion,

(a)	in the case of a Casualty Event, less than twenty-five percent of the Premises and less than twenty-five percent of the Land and the Building are damaged by the Casualty Event, and the Building has not been damaged by fire or other cause to the extent that substantial alteration or reconstruction of the Building shall be required (whether or not the Premises shall have been damaged); and the access to, and occupancy of the Premises has not been affected such that Tenant may resume its operations at the Premises without material interference or interruption, or

(b)	in the case of a Taking, the Taking does not prevent convenient access to and use of the Premises and the Building.

Whether or not Landlord elects to terminate this Lease, Landlord shall be entitled to receive directly from the insurer (or the Taking authority) all insurance proceeds (or Taking proceeds) resulting from or related to the Casualty Event (or the Taking), except for those expressly allocated to Tenant by the Taking authority. In the event the Lease is not terminated as set forth above, the Rent shall be proportionately abated with respect to that portion of the Premises so taken.

9.5.2 Total Taking. If the entire Premises are ever the subject of a Taking, this Lease shall terminate and the effective date of termination shall be the earlier to occur of (i) the date when physical possession of the Premises is taken by the Taking authority or (ii) the date that in Landlord’s opinion, Tenant’s use and occupancy of the Premises is legally prohibited by final action of the Taking authority.

9.5.3 Restoration, Tenant’s Right to Terminate. If this Lease is not terminated under Section 9.5.1 or Section 9.5.2, Landlord shall use due diligence to restore the Premises using the proceeds of insurance covering the Premises (or, in case of partial Taking, what may remain of the Premises using compensation awarded to Landlord by the Taking authority), excluding Tenant FETI, to proper condition for use and occupation; provided, however, that if Landlord has not restored the Premises within nine (9) months from the Casualty Event or Taking Event, Tenant shall have the right to terminate this Lease by notice given to Landlord after the expiration of such nine (9) month period, which termination shall be effective thirty days after Tenant gives its notice of termination unless Landlord substantially completes the work before the end of such thirty-day period, in which case Tenant’s notice of termination shall be void. From and after the Casualty Event or Taking Event, and during such restoration, a just proportion of the Rent as determined by

Landlord (considering the nature and extent of the damage or Taking), shall be abated. In the event of a Taking, if less than all of the Premises are restored, a just proportion of the Rent, similarly determined by Landlord, shall be abated for the remainder of the Lease Term. Landlord shall not be liable for any inconvenience or annoyance to Tenant or effects on the business of Tenant resulting in any way from such Casualty Event or Taking or the repair or restoration thereof. Landlord’s duties hereunder to restore shall be subject to (i) Landlord’s ability to obtain Authorizations, (ii) Landlord’s ability to obtain materials or to install the same, and (iii) strikes, labor difficulties, shortages of labor, or any cause beyond Landlord’s reasonable control. Landlord will not be required to spend an amount to restore the portion of the Premises affected by the casualty or Taking in excess of the amount (after deducting the costs of collection (including reasonable attorney’s fees)) of the insurance proceeds and Taking proceeds received by Landlord and allocable thereto, and if, within thirty days after Landlord receives the proceeds, Landlord determines that such proceeds will be insufficient, Landlord may terminate this Lease by giving thirty days notice of such termination to Tenant.

9.5.4 Landlord’s Right to Damages. Landlord reserves, and Tenant hereby releases and grants to Landlord, all rights to damages arising from any Taking except for damages expressly allocated by the Taking authority to Tenant. Tenant reserves its right to seek a separate award from the Taking authority for Tenant’s loss and relocation expenses, if there should be any.

Section 9.6 Indemnification.

(a) To the fullest extent permitted by law, Tenant shall defend (at its own cost and with counsel reasonably approved by Landlord), save harmless, and indemnify Landlord (its members, mortgagees, ground lessors, agents, officers, directors, members, employees, and members of its governing boards:

(i) from and against all liability and claims of whatever nature

(1) arising from or related to the omission, fault, act, negligence, misconduct, or default (whether under this Lease or otherwise) of Tenant or of any subtenant, concessionaire, employee, agent, contractor, licensee, or visitor of Tenant; or

(2) arising from any accident, injury, or damage whatsoever resulting to any person or property while on or about the Premises (except to the extent arising from any omission, fault, negligence, or other misconduct of Landlord, its agents, officers, directors, members, employees or contractors); or

(3) arising from any violation by Tenant or any subtenant, concessionaire, employee, agent, contractor, licensee, or visitor of Tenant, of Legal Requirements including any law, regulation, or ordinance concerning trash, hazardous materials, or other pollutant occurring on or after the date that possession of the Premises is delivered to Tenant, or arising from any accident, injury or damage occurring outside of the Premises but in the Building or on the Land, where such accident, damage, or injury results or is claimed to have resulted from an act or omission on the part of Tenant or Tenant’s employees, agents, contractors, licensees, or visitors, and

(ii) from and against any liability, actions, proceedings, and judgments arising in connection with the matters described in (i) above, including costs (including reasonable attorney’s fees) related thereto, and including any claim of an employee of Tenant (including the subrogated claim) who is covered (or who should have been covered) in whole or in part by worker’s compensation, arising in connection with the matters described in (i) above.

(b) The covenants and agreements set forth in this Section 9.6 shall continue in full force and effect for the longest period of time permitted by law, notwithstanding the expiration or termination of this Lease.

Section 9.7 Insurance.

9.7.1 Types. Tenant shall maintain at all times during the Lease Term, with respect to the Premises and Tenant’s property therein, a fully-paid commercial general liability insurance policy written on an occurrence basis, with a so-called “broadening endorsement” (or in the so-called “broad form”) insuring contractual liability, bodily injury (including death), personal injury, products liability (and, if applicable, garage keepers liability, inn keepers liability, liquor liability, fire legal liability, and, if there is an elevator in the Building, elevator liability), with an endorsement deleting the “care, custody, and control” exclusion and with a combined single limit equal to the Minimum Liability Insurance Coverage (with an annual aggregate limit greater than three times the Minimum Liability Insurance Coverage) with respect to bodily injury, personal injury, and property damage.

9.7.1.1 Multiple Locations. If Tenant conducts business at locations other than the Premises, the insurance policy shall contain an endorsement that the aggregate limit in the policy shall apply to the Premises without regard to Tenant’s other locations.

9.7.2 General Description. Each such policy (and any so-called “umbrella policy” carried by Tenant) shall name Landlord (and at Landlord’s request, Landlord’s third-party managing agent, mortgagee, and ground lessor, as their respective interests may appear) as an additional insured(s) and shall be issued by companies licensed to offer insurance in Massachusetts having current A.M. Best and Company ratings of A or better and financial size rating of class IX or higher, have deductibles satisfactory to Landlord, and be otherwise reasonably satisfactory to Landlord, and with respect to Landlord shall be non-cancelable and not subject to modification without thirty days’ prior notice to Landlord by registered or certified mail return receipt requested at the same address as herein provided for notices from Tenant to Landlord. Notwithstanding the foregoing, Landlord hereby acknowledges that as of the date hereof, Federal Insurance Company and Affiliated Fire and

Marine Insurance Company meet the above requirements. All insurance policies carried by Tenant covering the Premises shall include an endorsement expressly waiving any right on the part of the insurer against Landlord by subrogation or otherwise. Tenant shall deliver to Landlord, before the Lease Commencement Date and before the commencement of each Lease Year but in any event at least thirty days before the expiration date of any existing policy (and before each renewal thereof), a certificate of insurance for each policy describing the insurance that will be in effect for such Lease Year, and if Tenant fails to do so, Landlord, without thereby waiving or limiting any other right or remedy that Landlord may have, shall have the right but not the duty to obtain insurance for Tenant and the cost of obtaining such insurance and the premiums therefor shall be deemed Additional Rent. The minimum limits of such insurance policies shall be increased as Landlord may reasonably request from time to time. Upon Landlord’s request, Tenant shall require Tenant’s insurance company to explain to Landlord in writing the nature and extent of the coverage and the exclusions, if any, provided by such policy or policies.

9.7.3 Failure to Obtain Insurance; Non-liability. Landlord shall not be liable to Tenant for any claims that would have been covered if Tenant obtained the insurance required under this Lease, regardless of whether such claim or damage is caused wholly or partially by Landlord or its agents, employees, tenants, subtenants, licensees, or assignees. Except to the extent arising from any omission, fault, negligence, or other misconduct of Landlord or its agents, employees, tenants or contractors, neither Landlord nor any of its affiliated or subsidiary corporations, nor their respective agents, officers, members of governing boards, or employees shall be liable to Tenant or Tenant’s agents, officers, directors, shareholders, partners, members, managers, principals, invitees, contractors, licensees, trespassers, or persons occupying or using the Premises, or persons claiming by or through any of same, for injury, loss, or damage to person or property (including Tenant’s tenant improvements, betterments, fixtures, equipment, appliances, personal property, and the like), resulting from any accident or occurrence in or upon the Premises, the Land, or the Building, including those resulting from: (1) any equipment or appurtenances becoming out of repair; (2) injury done or occasioned by wind; (3) any defect in or failure of plumbing, heating, or air conditioning equipment, electric wiring or insulation thereof, gas, water, and steam pipes, stairs, railings, or walks; (4) broken glass; (5) any interruption of utility service(s); (6) the bursting, stopping, backing up, leaking, or running of any water, gas, sprinkler, steam, or sewer pipe, in, upon, or about the Building or the Premises; (7) the escape of steam or hot water; (8) water, snow, or ice being upon or coming through the roof, skylight, trapdoor, stairs, doorways, show windows, walks, or any other place upon or near the Building or the Premises or otherwise; (9) the falling of any fixture, plaster, tile, or stucco; and (10) any act, omission, or negligence of co-tenants, licensees, or of any other persons or occupants of the Building or of adjacent or contiguous buildings or of owners, lessees, or occupants of adjacent or contiguous property, or of persons on or about the Premises; and Tenant hereby releases Landlord from such liability. None of the above items (1) through (10) are duties of Landlord. If any property of Tenant is entrusted to Landlord or Landlord’s agent, such person shall be deemed to be acting as Tenant’s agent.

9.7.4 Additional Policy Requirements. All insurance policies procured by Tenant under this Section 9.7 shall contain an endorsement that each landlord, superior owner, and superior mortgagee, although named as an additional insured, nevertheless shall be entitled to recover under said policies for any loss or damage to it occasioned by its agents, employees, contractors, directors, shareholders, partners, members, managers and principals (disclosed and undisclosed) by reason of the negligence of Landlord or Tenant, or their respective servants, agents, employees and contractors.

9.7.5 Landlord’s Insurance. Landlord agrees to maintain in full force and effect throughout the Lease Term (a) commercial general liability coverage with respect to the Land and the Building, and the conduct and operation of its business therein, with combined base and umbrella coverage limits of not less than One Million Dollars ($1,000,000.00) for bodily injury or death and property damage in any one occurrence and not less than Two Million Dollars ($2,000,000.00) in the aggregate; and (b) commercial property insurance with a special form endorsement providing coverage on a full replacement cost basis with respect to Structural Components, but excluding Tenant FETI, Tenant’s Work and any alterations made by Tenant. Landlord will not carry any insurance whatsoever on Tenant FETI, or Tenant’s Work and shall not be obligated to repair any damage thereto or to replace the same. Landlord shall have the right to provide any insurance required to be maintained hereunder by it under blanket policies or under a commercially reasonable program of self-insurance. All insurance policies carried by Landlord covering the Building shall include an endorsement expressly waiving any right on the part of the insurer against Tenant by subrogation or otherwise; provided, however, in the event any such damage to the Building covered by such policies of insurance carried by Landlord is due to the negligence, recklessness or willful misconduct of Tenant, Tenant shall pay to Landlord, as Additional Rent, the amount of any reasonable deductible payable by Landlord under such policy.

9.7.6 Personalty. Tenant is solely responsible to obtain insurance insuring Tenant’s personal property, and failure to do so or failure of such insurance policy to cover the claim shall be deemed a waiver of any claim against Landlord, superior owner, or mortgagee, for any damage or loss to such Tenant’s property, except to the extent arising from any omission, fault, negligence, or other misconduct of Landlord.

Section 9.8 Interruption in Services and Utilities, Selection of Power Providers.

9.8.1. To the extent not expressly prohibited by law, Landlord shall not be liable to Tenant or Tenant’s employees, contractors, agents, invitees or customers, for any injury to person or damage to property sustained by Tenant or any such party or any other person claiming through Tenant resulting from any accident or occurrence in the Premises or any other portion of the Building caused by the Premises or any other portion of the Building becoming out of repair or by defect in or failure of equipment, pipes, or wiring, or by broken glass, or by the backing up of drains, or by gas, water, steam, electricity, or oil leaking, escaping or flowing into the Premises (except where due to Landlord’s grossly negligent or willful failure to make repairs required to be made pursuant to other provisions of this Lease, after the expiration of a reasonable time after written notice to Landlord of the need for such repairs), nor shall Landlord be liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of other tenants of the Building or of any other persons whomsoever, including, but not limited to riot, strike, insurrection, war, court order, requisition, order of any governmental body or authority, acts of God, fire or theft. Notwithstanding the foregoing or any other provision of this Lease to the contrary, if the Premises or any material portion thereof shall become untenantable by reason of (i) an interruption in utility service to the Premises resulting from the willful or negligent act or omission of Landlord, its agents, contractors or employees; (ii) the failure of Landlord to provide any service to the Premises required to be provided by Landlord under this Lease (other than failures to provide utility services to the Building by the respective service providers); or (iii) the performance of any work in the Premises or the Building, except to the extent the necessity for same results from the negligence of Tenant, its agents, contractors, or employees or the failure of Tenant to perform its obligations under this Lease, which untenantability, in any such case, continues for more than five (5) consecutive Business Days after Tenant notifies Landlord in writing thereof, then, as Tenant’s sole remedy therefor, Basic Rent shall equitably abate in proportion to the portion of the Premises that is untenantable from the date of such notice to Landlord until Landlord corrects the condition causing such untenantability. Tenant shall have the right to terminate this Lease if (a) any such interruption in the utilities or services continues for thirty (30) consecutive days and (b) the interruption was the result of the gross negligence or willful misconduct of Landlord or its agents, contractors or employees.

9.8.2 Landlord has no duty to allow any particular telecommunication service provider to have access to the Building or to the Premises, and if Landlord, in its reasonable discretion permits such access, Landlord may condition such access upon the payment to Landlord by the service provider of one-time or recurring fees assessed by Landlord in such amounts as Landlord may reasonably determine, and, in addition, the service provider shall reimburse Landlord for any costs incurred by Landlord in connection with allowing such access.

Section 9.9 No Jury Trial. To the extent permitted by law, the parties hereto waive a trial by jury on any or all issues arising in any action or proceeding between them or their successors under or connected with this Lease or any of its provisions, any negotiations in connection therewith.

Section 9.10 Sale of Premises Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Building and Land, and in such event and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations.

Section 9.11 Effect of Unavoidable Delays; Force Majeure If either party to this Lease, as the result of any (i) strikes, lockouts, or labor disputes; (ii) inability to obtain labor or materials, or reasonable substitutes therefor; (iii) acts of God, governmental action, condemnation, civil commotion, fire, or other casualty, (iv) trouble in obtaining fuel, electricity, water, sewer, or telecommunication services or supplies from sources from which they are usually obtained for the Building; (v) acts of terrorism, or (vi) other conditions similar to those enumerated in this Section beyond the reasonable control of the party who has the duty to perform (collectively, “Force Majeure”), fails to perform punctually any duty on its part to be performed under this Lease, then such delay shall be excused and not be a breach of this Lease by the party in question, but only to the extent occasioned by such event; provided, however, that the party experiencing such Force

Majeure event or condition (a) notifies the other party promptly after becoming aware of such event or condition (including in such notice an estimate of the duration of such delay), and (b) continues to make diligent efforts to minimize the delay in performance caused by such Force Majeure event or condition. If any right or option of either party to take any action under or with respect to this Lease is conditioned upon the same being exercised within any prescribed period of time or at or before a named date then such prescribed period of time and such named date shall be deemed to be extended or delayed, as the case may be, for a period equal to the period of the delay occasioned by any event described above. The provisions of this Section shall not be applicable to Tenant’s duty to pay Rent, or Tenant’s duties to pay any other sums, monies, costs, charges, or expenses required to be paid by Tenant under this Lease.

Section 9.12 Intentionally Omitted

Section 9.13 Assignment or Subletting As used in this Lease “Subletting” includes transactions creating or resulting in one or more subleases, tenancies-at-will, licenses, concessions, or other occupancy arrangements, and the term “Subtenant” refers to the person who holds a portion of the Premises pursuant to the Subletting. Tenant shall not engage in, or permit the assignment, transfer, mortgage, alienation, or pledge (collectively “Assignment”) of this Lease or any interest therein, nor engage in or permit any Subletting of all or any part of the Premises, nor suffer any of the foregoing to occur without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld or conditioned if: (1) the proposed transferee’s financial condition is not adequate for the obligations such transferee is assuming in connection with the proposed Assignment, provided, however, Landlord shall not be permitted to withhold its consent to such Assignment or Subletting based solely on such transferee’s financial condition, but Landlord may require that the Security Deposit be increased to an amount equal to three (3) month’s Basic Rent; (2) the transferee’s business or reputation is not suitable for the Building considering the business and reputation of Landlord and the other tenants and the Building’s prestige, or would result in a violation of another tenant’s rights under its lease at the Building; (3) the transferee is a governmental agency; (4) an Event of Default by Tenant occurred under this Lease; or (5) any portion of the Building or the Premises would likely become subject to additional or different laws or permitting requirements as a consequence of the proposed Assignment.

The foregoing prohibition against Assignment and Subletting shall include voluntary and involuntary Assignment and Subletting, and Assignment and Subletting by operation of law, including corporate mergers or consolidations, the entering into of any management agreement or any agreement in the nature thereof transferring control or any substantial percentage of the profits and losses from the business operations of Tenant in the Premises to a person or entity other than Tenant, or otherwise having substantially the same effect. If Tenant is a corporation, partnership, or limited liability company, and if at any time during the Lease Term there shall occur either (i) the issuance of interests in Tenant (whether stock, partnership, or membership interest, or otherwise) to any person or group of related persons, or entity or group of related entities, whether in a single transaction or a series of related or unrelated transactions, in such quantities that after such issuance such person, entity, or group shall have control of Tenant, or (ii) a transfer of more than 50% in interest, of Tenant (whether stock, partnership or membership interest, or otherwise) by any party or parties in interest whether in a single transaction or a series of related or unrelated transactions or by operation of law, the same shall be deemed an Assignment of this Lease, except that the transfer of the outstanding capital stock of any corporate Tenant, by persons or parties (other than persons or parties owning 5% or more of the voting stock of such corporation) through the “over-the-counter” market or any recognized national securities exchange, shall not be included in the calculation of such 50%. In the event an issuance or transfer referred to in clause (i) or (ii) of the second sentence of this grammatical paragraph shall occur (except with respect to a Permitted Transfer), Tenant shall so notify Landlord and Landlord shall have the right, at its option, to terminate this Lease by notice to Tenant given within thirty days thereafter or within ninety days after Landlord shall have received other notice thereof. Any attempted Assignment or Subletting in violation of any of the provisions of this Lease shall be void. No Assignment or Subletting shall in any way impair the continuing primary liability of Tenant hereunder (which after any such Assignment or Subletting shall be joint and several with the persons claiming under the Assignment or Subletting).

9.13.1 Notwithstanding the foregoing, Landlord’s consent shall not be required to an Assignment to any entity into or with which Tenant is merged or that acquires substantially all of the equity interests in and to Tenant or substantially all of the assets of Tenant, provided that (i) as of the effective date of such Assignment such entity has a net worth at least equal to the net worth of Tenant as of the date of this Lease (as evidenced by financial statements and other evidence as reasonably required by Landlord), and (ii) such entity enters into an agreement with Landlord, in form and substance reasonably satisfactory to Landlord, whereby such entity assumes all of Tenant’s obligations under this Lease (a “Permitted Transfer”).

9.13.2 Except in case of a Permitted Transfer, Landlord has no duty to entertain or consider any request by Tenant to consent to any proposed Assignment of this Lease or Subletting of all or any part of the Premises unless each such request by Tenant is accompanied by a nonrefundable fee payable to Landlord in the amount of $500.00 to cover Landlord’s administrative and reasonable attorney’s fees incurred in the processing of each such request by Tenant. In addition, such nonrefundable fee shall be payable to Landlord in connection with the processing of a Permitted Transfer. However, neither Tenant’s payment nor Landlord’s acceptance of the foregoing fee shall be construed to impose any duty whatsoever upon Landlord to consent to Tenant’s request.

9.13.3 If Landlord consents to a Subletting, Tenant shall deliver to Landlord true copies of all documents establishing the Subletting, and if the Subletting requires the Subtenant to pay to, or on behalf of, Tenant payments (regardless of how characterized, excluding however, payments from or on behalf of the transferee for Tenant’s assets, fixtures, inventory, accounts, goodwill, equipment, furniture, leasehold improvements (except with respect to the those tenant improvements, the cost of which has been paid by Landlord through the Tenant Improvement Allowance), and general intangibles) greater (calculated on a per square foot basis) than the payments to be paid by Tenant to Landlord under this Lease (regardless of how such payments are characterized), Landlord will be entitled to receive from Tenant each month as additional rent an amount equal to half of such excess (the “Excess Sublease Payment”), determined after first deducting therefrom Tenant’s transaction costs (e.g., broker fees, legal fees and costs, demising costs, advertising, vacancy costs while marketing space, and inducements and indemnity paid or promised to transferee). The Subletting and the Subtenant shall be subject to all of the provisions of this Lease (including the Rules and Regulations), and a Breach by the Subtenant shall be deemed a Breach by Tenant.

Section 9.14 Amendment; No Oral Agreements.

9.14.1 Neither this Lease nor any provision thereof may be changed, waived, discharged, or terminated orally, but only by an instrument clearly designated an amendment (or termination, as the case may be), duly executed by the party against which the enforcement of the change, waiver, discharge, or termination is sought.

9.14.2 This Lease merges and supersedes all prior agreements and understandings between the parties concerning the subject matter hereof, and constitutes the final and complete agreement and understanding between the parties. There are no oral statements or oral agreements modifying or otherwise affecting the subject matter of this Lease.

Section 9.15 No Waiver, No Exhaustion of Landlord’s Rights. No consent or waiver, express or implied, by Landlord, to or of any Breach by Tenant, shall be construed as a consent to or waiver of any other Breach by Tenant of the same or any other duty. No consent or waiver by Landlord to any Breach by Tenant shall be effective unless it is in writing and signed by Landlord. Landlord’s failure to enforce any of the Rules and Regulations against Tenant or any other tenant or occupant of the Building shall not be deemed a waiver of the Rules and Regulations or right to enforce same. Neither Landlord’s acceptance of Tenant’s keys to the Premises nor any other act by Landlord or any agent or employee of Landlord shall be deemed an acceptance or a surrender of the Premises, except for a written agreement that is clearly designated an acceptance of surrender of the Premises, duly executed by an authorized representative of Landlord.

Section 9.16 Estoppel Certificates. Tenant shall without charge, from time to time, within fifteen days after a request by Landlord, execute and deliver to Landlord a so-called “estoppel certificate,” in form reasonably satisfactory to Landlord, as to the status of (i) this Lease, (ii) Rent and other payments due hereunder, (iii) Landlord Failures known by Tenant, (iv) any claims or counterclaims, defenses, or offsets that Tenant may have, and (v) all other matters required by any mortgagee or prospective mortgagee or prospective purchaser, and such matters as Landlord may reasonably request; and any such certificate may be relied upon by any mortgagee, assignee of any mortgagee, any prospective purchaser or mortgagee of the Building, any party proposing to acquire any other interest in or with respect to the Land and the Building, and any person or entity to whom the certificate is exhibited or delivered.

Section 9.17 Subordination. At the request of Landlord from time to time, Tenant shall subordinate this Lease, and Tenant’s rights hereunder, to any mortgage or ground lease (or other underlying lease), but only on condition that the holder of such mortgage or lease enters into a so-called “subordination, non-disturbance, and attornment agreement” (“SNDA”) with Tenant on the mortgagee’s (or lessor’s) customary form, in form and substance reasonably satisfactory to Tenant, binding upon the successors and assigns of the parties thereto. The SNDA shall provide, inter alia, that the holder agrees that, in the event of a foreclosure of the mortgage, by entry or by sale, or termination of the lease, Tenant, if Tenant is not then in Breach with respect to any of the covenants or conditions of this Lease to be performed or observed by Tenant, shall peaceably hold and enjoy the Premises for the remainder of the Lease Term upon the same terms, covenants, and conditions as in this Lease contained and without hindrance or interruption from such holder or lessor, and Tenant shall, among other things, in the event of such entry or foreclosure (or lease termination), recognize such holder or any other person acquiring title to the Premises (or the lessor) as Landlord hereunder for the balance of the Lease Term; and such agreement shall also provide that no said holder (or lessor) shall be deemed to be the owner of the Premises until said holder shall have acquired title to the Premises or shall have entered the Premises as mortgagee in possession or for the purposes of foreclosure or as lessor who has terminated the lease, as the case may be.

Section 9.18 Joint and Several Liability. If Tenant consists of more than one person, the duties of all such persons are joint and several.

Section 9.19 Severability. If any term of this Lease, or the application thereof to any persons or circumstances, shall to any extent be illegal, invalid, or unenforceable, the remainder of this Lease or the application of such term to persons or circumstances other than those as to which it is illegal, invalid, or unenforceable, shall not be affected thereby, and each term of this Lease shall be legal, valid, and enforceable to the fullest extent permitted by law. Tenant has had an opportunity to consult with legal counsel of its choice, and Tenant shall not assert that any claimed ambiguity herein should be construed against the drafter thereof.

Section 9.20 Limitation of Liability. No agents, managers, partners, trustees, stockholders, officers, members of a governing board, directors, employees, or beneficiaries of Landlord shall be personally liable under this Lease nor shall any of their general assets be subject to levy, execution, or other enforcement procedure for the satisfaction of Tenant’s remedies arising under this Lease or in connection with Tenant’s use or occupancy of the Premises, the Land, or the Building. Tenant shall look solely to Landlord’s then equity interest in the Premises and the rentals from the Building or the Land, for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of any Landlord’s default, subject, however to the prior rights of any ground or underlying lessor or the holder of any mortgage covering the Land or Building; and no other assets of Landlord shall be subject to levy, execution, or other judicial process for the satisfaction of Tenant’s claims.

Section 9.21 Cumulative Effect. Any and all rights, powers, and remedies that either Landlord or Tenant may have under this Lease, at law, in equity and by statute or otherwise shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of the same may be exercised at the same time. Landlord (or Tenant) may exercise a right or remedy without waiving, limiting, or jeopardizing its right to exercise its other rights. Landlord has no duty under this Lease to enforce the Rules and Regulations, or the terms, conditions, or covenants of any lease, as against any other tenant or occupant of the Building, and Landlord shall not be liable to Tenant for violations of same by any other tenant, employee, invitee, licensee, agent, or visitor, provided, however, that Landlord shall not discriminate against Tenant in the enforcement of such Rules and Regulations.

Section 9.22 Notice of Lease. Tenant shall not record this Lease; however, upon request by Tenant, Landlord will execute and deliver to Tenant a recordable notice of this Lease in the statutory form, but only if the Lease Term is seven years or more.

Section 9.23 Access to Premises; Landlord’s Right to Repair and Alter.

9.23.1 Viewing, Inspecting, Repairing. Landlord and Landlord’s agents (and other tenants and such tenant’s agents to the extent that there are pipes, flues, ducts, wires, conduits, electrical closets, and the like, in the Premises serving such other tenants or their premises) shall have the right, without charge to Landlord (or such other tenants) and without reduction in Rent, from time to time, at reasonable times and upon prior 24-hour notice (and in an emergency, at any time without any such notice requirement), to enter to view the Premises, to inspect the Premises, to make such repairs to the Premises or the Building or Building mechanical systems as Landlord (or such other tenants) elects, and to perform environmental site inspections or soil investigations, or to inspect or repair Landlord’s utilities, if any, located in, beneath, above, or adjacent to the Premises, or to exterminate pests from the Premises.

9.23.2 Landlord Alterations. Landlord reserves the right, exercisable by Landlord or its agents or designees, at any time and from time to time, to make such changes, alterations, additions, improvements, repairs, renovations, or replacements in or to the Building and the Premises and the fixtures and equipment thereof, as Landlord may reasonably deem necessary or desirable, and to install in the Premises, pipes, ducts, wires, conduits, meters, fixtures, supporting columns, and other installations generally, and to change the arrangement or location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets, or other public parts of the Building, or any of the Common Facilities, provided that to the extent reasonably practicable, such pipes, conduits, wires and ducts shall be located behind walls or above the finished ceilings or below floors of the Premises. The foregoing notwithstanding, unless Tenant otherwise consents or Landlord is required to do so by any Legal Requirement, Landlord shall not have the right to make changes which increase costs of operation of the Premises, or materially reduce the size of the Premises, or materially and adversely affect Tenant’s use of the Premises. Except in case of an emergency, Landlord agrees to exercise its rights under this Section 9.23.2 at such times and in such a manner so as not to materially interfere with Tenant’s business operations in the Premises. If the size of the Premises is reduced as set forth above, the Base Rent and Tenant’s Proportionate Share shall be reduced proportionately. Landlord shall provide reasonable written notice to Tenant prior to any entry into the Premises hereunder, except, however, in the event of emergency, in which case no notice shall be required.

9.23.3 Right to Affix “For Rent” Sign. Landlord reserves the right to show the Premises to prospective purchasers, tenants, and mortgagees and to keep affixed to any suitable part of the Premises a notice for letting or selling during the six months preceding the expiration of the Lease Term or at any time after the termination of the Lease.

Section 9.24 Yielding Up; Holding Over.

9.24.1 Yielding Up of Premises on Termination or Expiration. Tenant shall, at the expiration or earlier termination of this Lease, promptly remove Tenant’s goods and effects and peaceably yield up the Premises (together with any additions and improvements made thereto), clean and in good order, repair, and condition (damage by fire, other casualty, eminent domain and reasonable wear and use excepted). Unless Landlord requests Tenant to remove from the Premises the Tenant FETI Tenant shall have no right to remove such Tenant FETI other than Removable FETI without Landlord’s prior written consent, and if any such removal causes any damage or alteration to the Premises, then Tenant shall promptly repair same, or, at Landlord’s election, pay to Landlord money sufficient to cover the cost (as reasonably estimated by Landlord) for restoring the Premises. Any Tenant FETI, goods, effects, or personal property remaining in or on the Premises after Tenant vacates the Premises or after the termination or expiration of this Lease (whichever first occurs) shall be deemed abandoned, and Landlord shall have the right to remove same at Tenant’s expense and use, sell, or destroy same as Landlord may elect.

9.24.2 Holding Over. If Tenant occupies the Premises after the Lease Expiration Date (or earlier termination of this Lease) without having entered into a new lease of the Premises with Landlord, Tenant shall be a tenant-at-sufferance only, shall be subject to all of the terms and provisions of this Lease, and shall pay as use and occupation each month an amount equal to 150% of the monthly Basic Rent payments in effect for the last full calendar month preceding the Lease Expiration Date (or the date of earlier termination). Such a holding over, even if with the consent of Landlord, and regardless of any conditions or restrictions set forth on checks or payments made to Landlord (whether or not Landlord places restrictive endorsements on such checks or payments), shall not constitute a tenancy at will or an extension or renewal of this Lease, and shall not diminish or affect Landlord’s right to recover possession of the Premises by self help, re-entry by summary proceedings, the provisions of this Lease, judicial process, or otherwise. Tenant shall save Landlord harmless and will exonerate, defend, and indemnify Landlord from and against any and all damages that Landlord suffers on account of Tenant’s holding over in the Premises after the expiration or sooner termination of this Lease, except that Tenant shall not be liable for any consequential damages during the first 60 days of such holdover. Tenant will be obligated to comply with Section 9.24.1 even if Tenant holds over after expiration or termination of this Lease. Tenant hereby indemnifies Landlord against any liability resulting from delay by Tenant in surrendering and yielding up the Premises upon the termination or expiration of this Lease as provided herein, including any claims made by any succeeding tenant or prospective tenant founded upon such delay or failure to yield up the Premises in the condition specified in Section 9.24.1, except that Tenant shall not incur such liability during the first 60 days of such holdover.

Section 9.25 PATRIOT ACT; Choice of Law.

9.25.1 Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the U.S. Bank Secrecy Act of 1970 as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 10756, the “Patriot Act”) prohibit certain property transfers. Tenant hereby represents and warrants to Landlord (which representations and warranties shall be deemed to be continuing and re-made at all times during the Lease Term) that neither Tenant nor any stockholder (except with respect to stockholders purchasing shares in a publicly traded company over a recognized stock exchange, the identity of which Tenant is not required by applicable law to ascertain), manager, beneficiary, partner, or principal of Tenant nor any of their respective agents is subject to or in violation of the Executive Order, that none of them is listed on or is owned or controlled by, or acting on behalf of any person listed on the United States Department of the Treasury Office of Foreign Assets Control list of “Specially Designated Nationals and Blocked Persons” as modified from time to time, and that none of them is otherwise subject to or in violation of the provisions of the Executive Order or the Patriot Act or is a person with whom Landlord is prohibited from dealing with or otherwise engaging with in accordance with the Executive Order or the Patriot Act. The most current list of “Specially Designated Nationals and Blocked Persons” can be found at the following web site:

http://www.treas.gov/offices/eotffc/ofac/sdn/index.html

Tenant shall from time to time, within ten days after request by Landlord, deliver to Landlord any certification or other evidence requested from time to time by Landlord in its reasonable discretion, confirming Tenant’s compliance with these provisions. No Assignment or Subletting shall be effective unless and until the assignee or subtenant thereunder delivers to Landlord written confirmation of such person’s compliance with the provisions of this subsection, in form and content satisfactory to Landlord. If for any reason the representations and warranties set forth in this subsection, or any certificate or other evidence of compliance delivered to Landlord hereunder, is untrue in any respect when made or delivered, or thereafter becomes untrue in any respect, then an Event of Default shall be deemed to occur immediately, and there shall be no opportunity to cure. Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord, and hold Landlord harmless from and against, any and all liabilities, losses claims, damages, penalties, fines, and costs (including reasonable attorney’s fees) arising from or related to the Breach of any of the foregoing representations, warranties, and duties of Tenant. The provisions of this subsection shall survive the expiration or earlier termination of this Lease for the longest period permitted by law.

9.25.2 This Lease may be executed in multiple counterpart copies, each being deemed an original and all of which shall be deemed to constitute one agreement, and the signatures of all of the parties need not appear on the same counterpart.

9.25.3 The laws of The Commonwealth of Massachusetts (without giving effect to its conflicts of law principles) govern this Lease. Legal actions involving this Lease shall be brought in the state courts of The Commonwealth of Massachusetts.

Section 9.26 Application of Payments; Check Endorsements. Regardless of how the payment is characterized by Tenant (or the person making payment on behalf of Tenant) at the time of payment or otherwise, any payment made by or on behalf of Tenant to Landlord may be applied by Landlord, in Landlord’s sole election, to Rent or any other amount due from Tenant to Landlord. No acceptance by Landlord of a sum less than the Rent or any other amount then due shall be deemed to be other than on account of the next due installment of such Rent or other amount, and Landlord shall be permitted to apply such lesser amount to Rent or any other amount then due, regardless of how Tenant characterizes the payment.

Section 9.27 Roof Rights Subject to Landlord’s prior written approval with respect to design, location, and manner of installation, such approval not to be unreasonably withheld, Tenant shall have the right at its sole cost and expense, to install, operate, maintain, repair, replace, upgrade and remove, at no additional rental charge, one or more antennae, satellite dish, other transmission facilities, HVAC, and/or venting equipment, including all related cabling and wiring (collectively, the “Rooftop Equipment”) on the Building roof. All Rooftop Equipment shall be deemed Tenant FETI for purposes of Section 9.24.1 hereof and in no event shall any Rooftop Equipment consisting of HVAC and/or venting equipment be deemed Removable FETI without Landlord’s prior written consent. Without limiting the generality of the foregoing, Landlord acknowledges that the HVAC to be installed by Tenant, which will serve the Premises exclusively, shall not be removed by Tenant at the expiration or earlier termination of the Lease and shall be surrendered to Landlord “as is” subject to Tenant’s maintenance obligations set forth in Section 5.1.2 hereof. Landlord reserves the right, in connection with approving the installation of any Rooftop Equipment, to require Tenant to use Landlord’s roofing contractor in connection with any roof penetrations. Any removal of Rooftop Equipment by Tenant as may be permitted under Section 9.24.1 shall be done, at Tenant’s sole cost and expense, under the supervision of Landlord’s roofing contractor. Tenant shall be responsible for properly sealing any penetrations. Landlord, its employee, contractor or agent shall not install any equipment on the roof of the Building, nor shall Landlord permit any other tenant in the Building to install any equipment on the roof of the Building, after the installation of the Rooftop Equipment, which shall have an adverse material affect on, impede, disrupt or interrupt the operation of any of the Rooftop Equipment. The provisions of this Section 9.27 shall survive the expiration or earlier termination of this Lease.

Section 9.28 Signage Tenant shall have the right, at Tenant’s sole cost and expense, to install a building façade sign on the Western Avenue side of the Building (if desired) with specifications and appearance subject to Landlord’s reasonable approval and otherwise in accordance with the Legal Requirements and after receipt of the necessary approvals from the Governmental Authority, which shall be the sole responsibility of Tenant, at Tenant’s sole cost and expense.

ARTICLE 10.0 ADDITIONAL PROVISIONS.

The provisions in this Article 10.0 set forth specific arrangements between Landlord and Tenant and supersede inconsistent provisions of this Lease.

Section 10.1 Landlord’s Work Letter. Landlord shall perform the work, if any, described in Exhibit C hereto.

Section 10.2 Tenant Improvement Allowance. As an inducement for Tenant to enter into and faithfully perform under this Lease, Landlord shall pay an allowance (the “Tenant Improvement Allowance”) equal to $130,440.00. The Tenant Improvement Allowance shall be used by Tenant as set forth in Section 12.2.17 of Exhibit C attached here and made a part hereof. The Tenant Improvement Allowance shall be payable directly to Tenant within thirty (30) days of submission to Landlord of (i) invoices from Tenant’s contractor(s) performing such work; (ii) lien waivers from Tenant’s contractors indicating payment for all services and materials relating to such improvements and to the Premises; and (iii) such other documents as Landlord may reasonably request. Tenant shall not be permitted to submit more than one (1) such request per calendar month for reimbursement from the Tenant Improvement Allowance. Any portion of the Tenant Improvement Allowance which remains unused by Tenant as of the date that is one hundred and twenty (120) days after the issuance of a Certificate of Occupancy for the Premises, shall be deemed waived by Tenant and Landlord shall have no further obligation with respect thereto. In the event Landlord fails or is unable to pay the Tenant Improvement Allowance, or any portion thereof, to Tenant as set forth in Exhibit C, Tenant shall have the right to apply the amount of such portion of the Tenant Improvement Allowance against the next installment of Basic Rent due under the Lease; provided, however, in the event there exists a dispute between Landlord and Tenant with respect to any request for reimbursement as described herein, Tenant shall not be permitted to apply any such amounts against any Rent or other charges due under this Lease until the dispute is resolved.

ARTICLE 11.0 OPTION TO EXTEND LEASE TERM.

Section 11.1 Tenant’s Option to Extend. On the conditions (which conditions Landlord may in its sole discretion waive by notice to Tenant at any time) that (a) both as of the time of the exercise of Tenant’s rights in this Article 11.0 and as of the commencement of the Extension Term there is no Event of Default; (b) that the person originally named as Tenant in Section 1.1 is occupying the entirety of the Premises then demised by this Lease, Permitted Transfers excepted; and (c) Landlord does not elect to use the Premises for occupancy by Harvard Real Estate – Allston, Inc. or for occupancy or use by an affiliate of Harvard University (collectively, the “Harvard Use”); then Tenant shall have the option to extend this Lease for the Extension Term. Tenant may exercise this option by giving notice (“Extension Notice”) to Landlord not more than eighteen months and not less than one year before the Lease Expiration Date. The termination, expiration, cancellation, assignment (except with respect to a Permitted Transfer), or surrender of this Lease as to the entire Premises shall terminate any rights of Tenant pursuant to this Section. If Landlord elects to use the Premises for the Harvard Use, then Landlord shall so notify Tenant by written notice (“Landlord’s Use Notice”) and Tenant’s option shall be deemed void. If Landlord does not deliver Landlord’s Use Notice on or before the date eleven months before the Lease Expiration Date, Tenant shall by written request require that Landlord confirm its intention to use the Premises (or not to use the Premises) and Landlord shall, within 30 days thereafter, deliver written confirmation of its intention to use (or not use) the Premises for its own use. Such right to reserve the Premises for Harvard Use upon expiration of the Lease shall be personal to Harvard Real Estate – Allston, Inc. and any affiliate and shall not be assignable to any other unaffiliated owner of the Building or the Land.

Section 11.2 Determination of Rent for the Extension Term. The Basic Rent for the first Lease Year of the Extension Term shall be equal to the greater of the following:

(i) the annual Basic Rent for final Lease Year of this Lease, or

(ii) the Market Rent.

The term “Market Rent” shall mean the fair market rental value of the Premises for the first Lease Year of the Extension Term calculated as of the commencement of the Extension Term, based on the length of such Extension Term, and the value of similar space in the greater Allston/Brighton real estate market, after adjustment for the then current operating expenses, Additional Rent, real estate taxes, and other amounts payable by Tenant, taking into account the governing provisions of this Lease. Market Rent shall be calculated on the then “as is” condition of the Premises. The Market Rent shall be determined as follows:

(a) Landlord shall reasonably determine Market Rent and shall set forth its determination in a notice given to Tenant within sixty days after Tenant gives the Extension Notice.

(b) If Tenant accepts Landlord’s determination, Tenant shall give Landlord an acceptance notice within fifteen Business Days. If Tenant in good faith disagrees with Landlord’s determination, Tenant shall within fifteen Business Days after the receipt of Landlord’s notice give Landlord notice of disagreement detailing Tenant’s basis for disagreement. If Tenant fails to give Landlord any such notice during said fifteen Business Day period, Tenant shall be deemed to have irrevocably rejected Landlord’s determination and rescinded Tenant’s Extension Notice and Tenant’s rights to extend this Lease shall be null and void.

(c) If Tenant gives such notice of disagreement, and Landlord and Tenant do not resolve by negotiation the Market Rent within thirty days after Tenant gives said notice of disagreement, the Market Rent shall be determined by appraisal as provided below.

(d) If Market Rent is to be determined by appraisal, then within ten days after the expiration of the thirty-day negotiation period referred to in Section 11.2(c), Landlord and Tenant shall each appoint as an appraiser a real estate broker experienced in leasing space similar to the Premises in the market or neighborhood area of the Premises or a similarly qualified real estate appraiser, and give notice of such appointment to the other party. If either Landlord or Tenant shall not so appoint such an appraiser, then the appointed appraiser shall select the second appraiser within ten days after the failure of Landlord or Tenant, as the case may be, to appoint. Such two appraisers shall, within thirty days after the appointment of the latter of them to be appointed complete their determination of the Market Rent based on the standards set forth in this Section 11.2, and submit their appraisal reports separately in writing to each of Landlord and Tenant. If the two valuations vary by less than five percent or less from their arithmetic average, the Market Rent shall be deemed to be the arithmetic average of the two valuations. If the valuations vary by more than five percent from their arithmetic average, the two appraisers shall, within ten days after submission of the last submitted appraisal report, appoint a third appraiser who shall be similarly qualified, and, in addition, shall not have performed appraisal services for Landlord or Tenant in the previous five years. If the two appraisers are unable to agree timely on the selection of the third appraiser, then either appraiser, on behalf of both, may request such appointment by the President of the Boston Bar Association. Within thirty days after the appointment of the third appraiser, the third appraiser shall determine Market Rent and give notice to Landlord and Tenant of such determination together with a copy of the appraisal report. If the third appraiser’s valuation is between the two valuations first obtained, then the Market Rent shall be deemed to be the valuation (“Third Valuation”) as determined by the third appraiser, otherwise (y) if the Third Valuation is less than the valuation set forth in the lower of the first two appraisals previously obtained (“Lower Valuation”), then the Lower Valuation shall be deemed to be the Market Rent, or (z) if the Third Valuation is greater than the valuation set forth in the higher of the first two appraisals previously obtained (“Higher Valuation”), then the Higher Valuation shall be deemed to be the Market Rent.

(e) If the three appraisers have not established the Market Rent before the Lease Expiration Date, then the Basic Rent for the First Lease Year of the Extension Term shall be calculated under clause (i) of the first sentence of this Section 11.2, until the Market Rate is determined by the appraisers, and then the parties shall adjust for over or under-payments within ten days after notice of the decision of the appraisers finally establishing the Market Rent is given to Tenant and Landlord.

Section 11.3 Costs and Expenses. Landlord and Tenant shall each pay the fees of their respective appraisers and the fees of the third appraiser shall be paid one-half by Landlord and one-half by Tenant; provided, however, that if the Higher Valuation is more than 110% of the Lower Valuation, then if the Market Rent as finally determined is more than ten percent above the Lower Valuation, the fees of all appraisers shall be borne by the party appointing the appraiser responsible for the Lower Valuation, and if the Market Rent as finally determined is more than ten percent below the Higher Valuation, the fees of all appraisers shall be borne by the party appointing the appraiser responsible for the Higher Valuation.

Section 11.4 Continuation of Terms and Conditions. All of the terms, duties, covenants, and agreements contained in this Lease shall continue during the Extension Term.

Section 11.5 Intentionally Omitted.

Section 11.6 Definition. If this Lease is extended as provided herein, the phrase “Lease Expiration Date” shall mean the last day of the Extension Term, and the phrase “Extension Term” shall mean the applicable Extension Term if there is more than one Extension Term expressly provided for in this Lease. If this Lease grants Tenant the right to extend the Term of this Lease more than once, then the definitions and procedures of this Article 11.0 shall be deemed appropriately modified, mutatis mutandis, with respect to Tenant’s second (and successive) exercise of the right to extend.

Lower Valuation, and if the Market Rent as finally determined is more than ten percent below the Higher Valuation, the fees of all appraisers shall be borne by the party appointing the appraiser responsible for the Higher Valuation.

Section 11.4 Continuation of Terms and Conditions. All of the terms, duties, covenants, and agreements contained in this Lease shall continue during the Extension Term.

Section 11.5 Intentionally Omitted.

Section 11.6 Definition. If this Lease is extended as provided herein, the phrase “Lease Expiration Date” shall mean the last day of the Extension Term, and the phrase “Extension Term” shall mean the applicable Extension Term if there is more than one Extension Term expressly provided for in this Lease. If this Lease grants Tenant the right to extend the Term of this Lease more than once, then the definitions and procedures of this Article 11.0 shall be deemed appropriately modified, mutatis mutandis, with respect to Tenant’s second (and successive) exercise of the right to extend.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written, and this Lease shall take effect as an instrument under seal.

HARVARD REAL ESTATE-ALLSTON, INC.

By:	/s/ James W. Gray
Name:	James W. Gray
Title:	Vice President

SNBL USA, Ltd.

By:	/s/ Steven Meyer
Name:	Steven Meyer
Title:	President

EXHIBIT A: RULES AND REGULATIONS

RULES AND REGULATIONS FOR NON-RESIDENTIAL TENANTS

[Capitalized terms herein have the meanings set forth in Tenant’s Lease].

Landlord reserves the right to amend or rescind, from time to time, any of these Rules and Regulations and to make such other and further Rules and Regulations as in its judgment shall, from time to time, be required. Such Rules and Regulations, when made, amended, or rescinded and notice thereof is given to a tenant, shall be binding upon the tenant. In the event of any conflict between these Rules and Regulations and the Lease, provisions of the Lease shall control.

1. The sidewalks, driveways, entrances, passages, courts, elevators, vestibules, stairways, corridors, halls, fire escapes, or other parts of the Building not occupied by any tenant shall not be obstructed by any tenant or used for any purpose other than ingress and egress to and from the tenant’s premises. Landlord shall have the right to control and operate the public portions of the Building and the facilities furnished for common use of the tenants in such manner as Landlord deems best for the benefit of the tenants generally.

2. No awnings, signs, or other projections shall be attached to the outside walls of the Building without the prior written consent of Landlord. No drapes, blinds, shades, or screens shall be attached to or hung in, or used in connection with, any window or door of a tenant’s premises, without the prior written consent of Landlord. Such awnings, projections, curtains, blinds, shades, screens or other fixtures must be of a quality, type, design, and color, and attached in the manner, approved by Landlord. No tenant shall throw anything out of the doors or windows or down the corridors, stairs, or air shafts.

3. The water, toilets, wash closets, and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, cooking oils, grease, cleaning solvents, rags, chemicals, paints, cleaning fluids, or other substances shall be put therein.

4. There shall be no marking, painting, drilling into, or in any way defacing the Building or any part of tenant’s premises visible from public areas of the Building. Tenants shall not construct, maintain, use, or operate within the tenant’s premises any electrical device, wiring, or apparatus in connection with a loud speaker system or other sound or alarm system except as reasonably required for its communication system and approved by Landlord before the installation thereof. The tenant shall bear all costs and pay all fines in connection with any malfunctioning system. If in the sole opinion of Landlord, the system becomes a nuisance or creates an unreasonable disturbance, the tenant shall promptly remedy or remove same as Landlord may request. No such loud speaker or sound system shall be constructed, maintained, used, or operated outside of tenant’s premises.

5. No bicycles, vehicles, or animals, birds, or pets of any kind shall be brought into or kept in or about public areas, Common Facilities, or a tenant’s premises and no cooking shall be done or permitted by any tenant in the tenant’s premises.

6. No space in the Building shall be used by a tenant for manufacturing of goods, for the storage in bulk of merchandise or for the sale at auction of merchandise, goods, or property of any kind.

7. No flammable, combustible, radioactive, infectious, or explosive fluid, chemical, or substance shall be brought or kept upon a tenant’s premises.

8. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight that violates any of these Rules and Regulations.

9. Landlord reserves the right to exclude from the Building at all times any person who is not known or does not give proper and satisfactory identification to the Building management. Tenants will comply with any measures instituted for the security of the building that may include the signing in or out in a register in the Building lobby after hours and on weekends and holidays. Each tenant shall be responsible for all persons for whom it authorizes entry into or exit out of the Building, and shall be liable to Landlord for all acts or omissions of such persons.

10.	A tenant’s premises shall not, at any time, be used for lodging or sleeping or for any immoral or illegal purpose.

11. Each tenant, before closing and leaving its premises at any time, shall see that all windows are closed and all lights (except security lights approved or required by Landlord or required by Legal Requirements) turned off.

12. Canvassing, soliciting, and peddling in the Building is prohibited and each tenant shall cooperate to prevent the same.

13. There shall not be any hand trucks used in any tenant’s premises, or in the public halls of the Building, either by any tenant or by jobbers or others, in the delivery or receipt of merchandise, except those equipped with rubber tires and side guards. Tenants shall be responsible to Landlord for any loss or damage resulting from any deliveries to tenants.

14. Mats, boxes, trash, or other objects shall not be placed in the public corridors. Trash shall be stored and disposed of only in accordance with Landlord’s instructions.

15. No one except Landlord and its employees and agents shall be allowed on the roof of the Building, in utility or janitor’s closets, or in any basement areas except those areas specifically leased to a tenant or otherwise expressly designated for the tenant’s use.

16. No tenant shall place any sign or advertising notice in any part of the Building except as approved by Landlord, or use any advertising or take any other action that in Landlord’s judgment might tend to affect adversely the reputation of the Building and its desirability as a building for retail stores and offices.

17. Movement of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise, or materials that requires use of elevators or stairways, or movement through the Building entrances or lobby, shall be restricted to such hours as Landlord may designate, and such movement shall be subject to control of Landlord.

18. Landlord shall have the authority to limit the weight and size and prescribe the manner that safes, file cabinets, and other heavy equipment are positioned.

19. Any passenger elevators are to be used only for the movement of persons and routine deliveries to a tenant’s premises, unless an exception is first approved by Landlord in writing.

20. Tenants shall not tamper with or attempt to adjust temperature control thermostats in their respective premises. Tenant shall request Landlord to adjust thermostats to maintain required temperatures for heating, ventilating, and air conditioning.

21. No vending or coin- or token-operated machines of any type shall be allowed in a tenant’s premises (or any common area) without the prior written consent of Landlord. Pin-ball machines, video games, and similar automatic amusement devices shall not be permitted on the tenant’s premises.

22. Landlord shall not be responsible for lost or stolen personal property, including money or jewelry from a tenant’s premises, the Common Facilities, or any public areas regardless of whether such loss occurs when such area is locked against entry or not.

23. Tenant shall participate fully and shall ensure that Tenant’s employees participate fully in all safety programs, practices, and drills, relating to emergency evacuation of the Building. Tenant shall ensure that Tenant’s employees are appropriately instructed and informed. Tenant shall provide appropriate evacuation monitors, assistants, and wardens as necessary to assist in evacuations.

24. Tenant shall deliver to Landlord at Landlord’s request, a list of managers and supervisors employed on the tenant’s premises and their home telephone numbers (or telephone numbers where such persons can be reached in an emergency).

25. Tenant shall not park automobiles, motorcycles, other vehicles, or bicycles on their Premises, on the Land, in the Building, on other land of Landlord, or in Landlord’s other buildings unless expressly permitted in writing or in the tenant’s lease.

EXHIBIT B: INTENTIONALLY DELETED

EXHIBIT C: LANDLORD’S WORK LETTER

Term defined in or by reference in the Lease shall have the same meaning in this Exhibit as in the Lease.

ARTICLE 12.0 CONSTRUCTION PROVISIONS

Procedures:

Section 12.1 Condition of the Premises; Landlord’s Work. Tenant acknowledges and agrees that Tenant is accepting the Buildings and the Premises in their “as is” condition and it is specifically understood and agreed that except with respect to Landlord’s Work (defined below), Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, the Building, or any part thereof, or to provide any allowance for such purposes (except as specifically set forth herein), and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant (except as otherwise specifically set forth herein). Landlord shall perform Landlord’s Work (defined below) at Landlord’s cost, except as otherwise stated in this Article 12.0. Landlord shall commence Landlord’s Work, subject to delays beyond its control, within thirty (30) days after execution of this Lease by all parties and shall diligently pursue the same to completion on or before (i) the Lease Commencement Date (with respect to demising walls), and (ii) the date that is four (4) months after the Lease Commencement Date (with respect to common area bathrooms). The term “Landlord’s Work” shall mean the construction of demising walls in accordance with the space plan attached to this Lease as Exhibit D and renovation and remodeling of the common area bathroom facilities.

Section 12.2 Tenant’s Work. Tenant shall perform Tenant’s Work as set forth in this Article 12.0. The term “Tenant’s Work” shall mean all work, decorations, additions, and alterations, other than Landlord’s Work, that may be undertaken by or for the account of Tenant, to prepare, equip, decorate, and furnish the Premises for Tenant’s use and occupancy, all in conformity with this Article 12.0 and the standard of quality construction, as determined by Landlord in its reasonable discretion.

12.2.1 Tenant’s Plans. Tenant, at its sole cost (subject to reimbursement of such costs from the Tenant Improvement Allowance) shall cause to be prepared and delivered to Landlord, within sixty (60) days of the Date of this Lease, three copies of complete, detailed architectural, mechanical, and electrical drawings and specifications for Tenant’s Work (the “Tenant’s Plans”). Tenant’s Plans shall describe all work necessary to fit the Premises for use by Tenant in the conduct of its business in a first-class manner, in compliance with all Legal Requirements and the requirements of this Lease, including the use and operational requirements set forth in Article 2.0 hereof. Tenant’s Plans shall be subject to Landlord’s prior written approval (not to be unreasonably withheld, conditioned or delayed) and shall be prepared by licensed architects and engineers first approved by Landlord. Tenant’s Plans shall comply with all applicable Legal Requirements and shall conform to Landlord’s interpretation of the Landlord’s standards for the Building. If, in connection with determining whether or not to approve Tenant’s Plans or revisions thereto,

Landlord incurs architectural, engineering, or any other professional fees, Tenant shall pay such reasonable fees as Additional Rent. Tenant shall have ten (10) Business Days following notice by Landlord to respond to any comments or changes requested by Landlord and to resubmit three copies of the revised Tenant’s Plans to Landlord. Notwithstanding anything herein to the contrary, Landlord’s approval rights as to the Tenant’s Plans shall be limited to a review of the Tenant’s Plans to confirm that: (i) the improvements are reasonably compatible with (and not damaging to) the structural, mechanical, electrical, plumbing and other systems of the Building, (ii) the improvements do not materially adversely impact (in Landlord’s reasonable judgment) either the exterior appearance or operations of the Building or the appearance or operations of the public areas of the Building and (iii) the improvements comply with Legal Requirements. Within ten (10) Business Days after delivery of a complete set of the Tenant’s Plans to Landlord, Landlord shall either approve such Tenant’s Plans or notify Tenant of the specific item(s) of such Tenant’s Plans of which Landlord disapproves and a detailed description of the reason(s) for such disapproval. If Landlord disapproves any of the Tenant’s Plans, within ten (10) Business Days after receipt of Landlord’s disapproval notice, Tenant shall revise and resubmit same to Landlord for approval, which approval shall not be unreasonably withheld or conditioned. The above process shall be repeated until such time as Landlord has approved or is deemed to have approved the Tenant’s Plans. If, as, and when Landlord shall approve (or deemed to have approved as set forth below) Tenant’s Plans, the same shall become final and three copies thereof shall be signed by Landlord and Tenant, two sets to be retained by Landlord and one set to be retained by Tenant. Tenant’s Plans shall not be changed without the prior written approval of Landlord in each instance, not to be unreasonably withheld, conditioned or delayed. In the event Landlord fails to either approve or disapprove in writing Tenant’s Plans within said ten (10) Business Day review period, then Tenant may provide Landlord with a reminder notice, (which shall include a duplicate set of Tenant’s Plans) which notice shall bear the following caption prominently in the subject line of such notice: “THIS NOTICE SHALL CONSTITUTE THE FIVE (5) BUSINESS DAY REMINDER NOTICE AS SET FORTH IN SECTION 12.2.1 OF THE LEASE. LANDLORD’S FAILURE TO EITHER APPROVE OR DISAPPROVE THE ENCLOSED TENANT’S PLANS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 12.2.1 OF THE LEASE WITHIN FIVE (5) BUSINESS DAYS OF LANDLORD’S RECEIPT HEREOF SHALL BE DEEMED TO BE LANDLORD’S WRITTEN APPROVAL OF THE ENCLOSED TENANT’S PLANS” (the “Reminder Notice”). The Reminder Notice shall be delivered to Landlord’s Property Manager, Joseph Jones, with a copy to Peter Sullivan, Assistant Director, University and Commercial Leasing, both at Landlord’s address set forth in Section 9.2 and otherwise in accordance with the notice provisions in Section 9.2. In the event Landlord fails to either approve or disapprove in writing Tenant’s Plans within five (5) Business Days of Landlord’s receipt of said Reminder Notice, the version of Tenant’s Plans which shall have been attached to both the original notice to Landlord and the Reminder Notice to Landlord shall be deemed approved. Landlord’s approval of Tenant’s Plans (regardless of whether such approval is actual or deemed as set forth above) shall not constitute an opinion or agreement by Landlord that the same are sufficient or that they are in compliance with Legal Requirements, nor shall such approval impose any present or future liability on Landlord or waive any of Landlord’s rights hereunder. Tenant, at Tenant’s sole cost (or at Landlord’s election, Landlord, at Tenant’s sole cost), shall perform all appropriate filings with applicable Governmental Authorities and shall obtain all such approvals and permits as required for the construction of the work depicted on Tenant’s Plans. If Tenant requests modifications of, or additions to, the approved Tenant’s Plans and if Landlord gives its approval, Tenant shall, in each instance, pay the costs (including reasonable attorney’s fees) relating to such modifications or additions, including any professional or other fees or cost incurred, or to be incurred by Landlord and Tenant in respect thereof (but nothing herein contained shall compel Landlord to approve such modifications of, or additions to, the approved Tenant’s Plans). Landlord’s approval of such modification to the Tenant’s Plans shall be subject to the same time requirements as the review and approval of the original Tenant’s Plans, including, without limitation, the deemed approval of such modification in the event Landlord fails to either approve or disapprove of such requested modification within five (5) Business Days of Landlord’s receipt of a Reminder Notice in connection with Tenant’s request for Landlord’s review and approval of any such modification to Tenant’s Plans.

12.2.2 Tenant’s Work. Tenant’s Work shall be performed by Tenant at Tenant’s own cost, subject to reimbursement of such costs from Tenant Improvement Allowance. Landlord shall have no responsibility to Tenant or to any contractor, subcontractor, supplier, materialman, workman, or other person, firm, or corporation who engages or participates in any Tenant’s Work or other matter on behalf of Tenant. The cost of any Tenant’s Work performed by Landlord (although Landlord shall have no duty to do so) except for Landlord’s Work, which shall be performed by Landlord at its sole cost, shall be paid by Tenant as Additional Rent.

12.2.3 No Entry. Unless Landlord has given Tenant prior written authorization to the contrary in each instance, neither Tenant nor Tenant’s agents shall enter upon the Premises during the progress of Landlord’s Work. If any such entry is permitted and so authorized by Landlord, such entry shall be deemed to be under all the terms, covenants, provisions, and conditions of this Lease. In any event, Landlord shall not be liable in any way for any injury, loss, or damage that occurs to Tenant or Tenant’s agents, or to their property, except to the extent such injury, loss, or damage is due to the omission, fault, negligence, or other misconduct of Landlord or its agents, contractors or employees.

12.2.4 Licensed Architect. Tenant’s Work shall be conducted under the supervision of a licensed architect or engineer selected by Tenant and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Prior to commencing Tenant’s Work, Tenant shall deliver to Landlord the name and address of Tenant’s general contractor, subcontractors, material suppliers, and laborers, and a breakdown of the aggregate total cost of Tenant’s Work. Tenant will perform all Tenant’s Work in a good and workmanlike manner, with reasonable dispatch, using only new, first class materials and supplies, all in accordance with Tenant’s Plans and all Legal Requirements, approvals, permits, licenses, or consents required by any Legal Requirements or Insurance Requirements or by any Governmental Authority at any time having jurisdiction. Tenant warrants that Tenant’s Work, when completed, will comply with all Legal Requirements and Insurance Requirements and that the Building shall not violate any Legal Requirements or Insurance Requirements as a result of Tenant’s Work. In the event Landlord has a construction superintendent or agent in, on, or about the Building, Tenant’s contractors will be subject to such construction superintendent’s or agent’s rules and regulations as promulgated by the superintendent, especially as to the orderly flow or work, utilization of on-site utilities, loading and unloading, and noninterference with other tenants, occupants, customers, agents, invitees, or any others in or upon the Land or the Building, so long as such rules and regulations are applied to other tenants in the Building consistently on a non-discriminatory basis.

12.2.5 Cost of Tenant’s Work. The cost of Tenant’s Work shall be paid by Tenant in cash or its equivalent, so that the Premises and Building shall at all times be free of liens in connection with Tenant’s Work. If at any time the Premises or Building shall be encumbered by any mechanics’ or other liens, charges, or claims for the payment of money or otherwise, or any violations or other encumbrances of any and all kinds, nature, and description, growing out of or connected with Tenant’s Work or any other matter pertaining to Tenant, then Tenant shall address such matters in accordance with Section 5.1.8 of the Lease.

12.2.6 Insurance During Construction. During the course of Tenant’s Work, Tenant (and all of its contractors and subcontractors) shall carry or cause to be carried adequate worker’s compensation insurance, builder’s risk and comprehensive general liability insurance in limits reasonably determined by Landlord, and such other insurance as may be required by law or as customarily carried for similar properties in the Boston metropolitan area, or required by this Lease. All such insurance (except the worker’s compensation insurance) shall name Landlord, Landlord’s managing agent, and all mortgagees and ground lessors and such other parties as Landlord shall designate, as additional insureds.

12.2.7 Inspection of Premises. Landlord, its architects, engineers, agents, and employees may enter upon and inspect the Premises for the purpose of ensuring that Tenant’s Work conforms with the requirements herein contained and for any other purpose. Tenant shall keep all plans, shop drawings, and specifications relating to Tenant’s Work in the Premises, and Landlord may examine same at all reasonable times. If during Tenant’s Work, Landlord, its architects, or engineers determine that Tenant’s Work is not proceeding in accordance with Tenant’s Plans, Landlord shall give notice to Tenant specifying the particular deficiency or omission and Tenant shall thereupon promptly correct said deficiency or omission.

12.2.8 No Delay or Expense to Landlord. All of Tenant’s Work shall be done in such a manner so as not to interfere with, delay, or impose any expense upon Landlord in the performance of Landlord’s Work or in the maintenance of the Building, nor to physically affect any part of the Building outside the interior of the Premises, or (in Landlord’s sole judgment) to impair the structural integrity of the Building, nor affect the proper functioning of any of the Building mechanical systems, nor violate any of Landlord’s Rules and Regulations affecting the Building or the Premises. In addition, Tenant shall perform all of Tenant’s Work in a manner that will not create any work stoppage, labor disruption, or dispute or violate Landlord’s union contracts (if any) affecting the Building, nor unreasonably interfere with the business of Landlord or with any other tenant or occupant of the Building. Without limiting Landlord’s remedies for Tenant’s Breach or threatened Breach of any of the foregoing, Landlord shall have the right to stop any Tenant’s Work that involves such a Breach or threatened Breach upon twenty four (24) hours prior notice to Tenant

(which notice may be verbal notice to Tenant’s construction representative or project manager), except in the case of an emergency, in which case, Landlord shall have the right to immediately stop any Tenant’s Work that involves such a Breach or threatened Breach.

12.2.9 Repair of Tenant’s Work. Tenant shall, at its sole cost, make all repairs to the Premises necessitated by Tenant’s Work, and shall keep and maintain in good order and condition all installations arising from, and all defects in, Tenant’s Work, and shall make all necessary replacements thereto, and shall indemnify, defend, and hold Landlord harmless from and against all costs (including reasonable attorney’s fees), loss, and liability arising in connection with same, except where caused by the omission, fault, negligence, or other misconduct of Landlord or its agents, contractors, invitees, licensees or employees.

12.2.10 Lien Releases. With respect to Tenant’s Work, Tenant, at its sole cost, shall procure and deliver to Landlord, in form and substance satisfactory to Landlord (i) written partial releases of liens executed by contractors, subcontractors, material suppliers, and laborers simultaneous with and to the extent of payment for the labor performed or materials furnished by such contractor, subcontractor, material supplier, or laborer, and (ii) final releases of lien simultaneous with final payments to contractors, subcontractors, material suppliers and laborers. Tenant shall also obtain and furnish to Landlord (i) all appropriate certifications from all Governmental Authorities having jurisdiction (including a certificate of occupancy), and (ii) a certification from Tenant’s architect to the effect that all of Tenant’s Work has been performed and completed in accordance with Tenant’s Plans and with all Legal Requirements, and (iii) a full set of true, complete, and correct as-built plans for the Premises.

12.2.11 Restrictions on Tenant’s Work. No Tenant’s Work of any kind (except as may be expressly approved by Landlord) shall be made that might (i) decrease the total cubical volume of the Premises, or (ii) give to any owner, lessee, or occupant of any other Building or to any other party, any easement, right-of-way, or any other right over the Premises, or (iii) decrease or modify the basic utility or function of the Premises.

12.2.12 Security and Fire Systems. Where applicable, Tenant, at its sole cost, shall have the duty to tie in and coordinate its security and/or fire alarm systems with the systems installed in the Building in which the Premises are located.

12.2.13 No Abatement or Allowance. Except with respect to the Tenant Improvement Allowance provided for hereunder, Tenant shall not be entitled to any abatement, allowance, reduction, or suspension of the Rent reserved hereunder by reason of any Tenant’s Work or alterations made to the Premises subsequent to Tenant’s Work, nor shall Tenant, by reason thereof, be released from any duties imposed upon Tenant under this Lease. No FETI or any other items supplied by Tenant to the Premises shall be subject to any conditional sales agreements, security agreements, or other encumbrances without Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

12.2.14 Landlord’s Covenants. Tenant and Tenant’s contractors, at the expense of Tenant or Tenant’s contractors, subject to reimbursement of such costs from the Tenant Improvement Allowance, shall be allowed to utilize power, water and other existing utility facilities as necessary and required in connection with construction of the Tenant’ Work in the Premises. In addition, Tenant and Tenant’s contractors shall be allowed to utilize on a non-exclusive basis the Building’s loading docks in connection with construction of the Tenant’s Work in the Premises at no additional cost or expense to Tenant. Tenant agrees to coordinate use of the loading docks with Landlord.

12.2.14 Cooperation. During the entire course of the construction process, Tenant and Landlord each shall respond to requests for information or decisions with reasonable dispatch. Without limiting the foregoing, each party shall cooperate with the other to facilitate and expedite the efficient design and construction of the Tenant’s Work.

12.2.15 Landlord Delays. If completion of the Tenant’s Work is delayed by a Landlord Delay, the Rent Commencement Date shall be extended by each day of such Landlord Delay. A “Landlord Delay” means delay in Substantial Completion (as defined herein) of the Tenant’s Work as a result of: (a) Landlord’s failure to respond to submissions of drawings and specifications within the time periods required under Section 12.2.1 above, (b) Landlord’s failure to provide Tenant and its contractors access to and use of utilities, and loading docks as provided under Section 12.2.14 above, and (c) any other delays caused by Landlord or its employees, contractors or agents, which has not been cured within ten days after receipt of written notice from Tenant. “Substantial Completion” means that construction has been sufficiently completed such that the Premises can be occupied and used to conduct Tenant’s business without interference, as evidenced by either a certificate from Tenant’s architect or a certificate of occupancy, if any. In the event Tenant commences business operations in the Premises, Substantial Completion of Tenant’s Work shall be deemed to have been achieved.

12.2.16 Early Access. Tenant’s access to the Premises for purposes of constructing the Tenant’s Work shall be subject to all of the terms and conditions of this Lease, except that Tenant during that time shall have no obligation to make payment of Rent, provided however, Tenant shall pay all utility costs during any early access period.

12.2.17 Tenant Improvement Allowance. In connection with the construction of the Tenant’s Work, Landlord shall provide Tenant with the Tenant Improvement Allowance to pay some or all Costs of Construction (as defined below) in the amount set forth in Section 10.2. Tenant shall bear all Costs of Construction in excess of the Tenant Improvement Allowance after said Tenant Improvement Allowance has been fully funded as set forth in Section 10.2 of the Lease (the “Tenant’s Excess Cost”). As used in this Lease, the phrase “Costs of Construction” means all costs and expenses incurred in connection with design and construction of the Tenant’s Work, including, without limitation, space planning, architectural and engineering fees and expenses for preparation of the Tenant’s Plans and any approved changes thereto; permit and inspection fees; amounts paid to contractors, subcontractors and material suppliers; premiums for insurance and bonds, costs of utilities, equipment rental, labor, materials and supplies, and sales taxes thereon; and any third party construction management fees. Landlord shall make disbursements from the Tenant Improvement Allowance as set forth in Section 10.2 of the Lease.

EXHIBIT E

PROHIBITED USES

1. Any use or purpose involving the handling, storage, production or use of live virus stocks or other adventitious agents.

2. Any use or purposes involving the handling, storage, production or use of chemical or biological agents requiring Biosafety Level 3 or above, as set forth by the National Institute of Health, Biosafety in Microbiological and Biomedical Laboratories.

3. Any use or purpose involving the use of equipment that project or emit substantial magnetic or electromagnetic fields such as, but not limited to, MRI and Xray equipment.

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